UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14-A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14(a)-12

Safeway Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with written preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation, will be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California, on Wednesday, May 19, 2010, at 1:30 p.m., Pacific time, for the following purposes:

1.	To elect as directors the nine nominees named in the attached Proxy Statement to serve for a term of one year and until their successors are elected and qualified;

2.	To consider and vote upon an amendment to our Restated Certificate of Incorporation to give holders of at least 25% of the outstanding shares of our Common Stock the right to call a special meeting of stockholders;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010;

4.	To consider and vote upon four stockholder proposals, if properly presented at the Annual Meeting, which are opposed by the Board of Directors; and

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on March 22, 2010 will be entitled to receive this notice and to vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder present at the Annual Meeting and, for any purpose relevant to the Annual Meeting, for at least ten days prior to the Annual Meeting, during ordinary business hours at our corporate offices at the address indicated above.

Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote over the Internet as well as by telephone or, if you received printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in the attached Proxy Statement as well as in the Notice of Internet Availability of Proxy Materials received by most stockholders in the mail. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

Important Notice regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2010: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 2, 2010 are available free of charge at www.safeway.com/investor_relations.

By Order of the Board of Directors,

ROBERT A. GORDON
Secretary

Pleasanton, California

Dated: April 1, 2010

Page

PENSION BENEFITS	42
Description of the Employee Retirement Plan and Retirement Restoration Plan	43
Description of the SERP	44

NON-QUALIFIED DEFERRED COMPENSATION	45
Description of the Executive Deferred Compensation Plans	45

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS	46

COMPENSATION RISK MANAGEMENT	48

DIRECTOR COMPENSATION	49

REPORT OF THE AUDIT COMMITTEE	52

INDEPENDENT AUDITORS’ FEES AND SERVICES	53
Pre-Approval Process and Policy	53

EQUITY COMPENSATION PLAN INFORMATION	54

PROPOSAL 2: APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION REGARDING RIGHT OF HOLDERS OF AT LEAST TWENTY-FIVE PERCENT OF SHARES TO CALL A SPECIAL MEETING OF STOCKHOLDERS	54

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010	55

STOCKHOLDER PROPOSALS	55

GENERAL	65
Stockholder Proposals for 2011 Proxy Statement	65
Fiscal Year 2009 Annual Report	65

SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

This Proxy Statement is furnished to our stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation (“Safeway” or the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at our Annual Meeting of Stockholders, to be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California, on Wednesday, May 19, 2010, at 1:30 p.m., Pacific time, and at any adjournments or postponements. For your convenience, we are also pleased to offer a live webcast of our Annual Meeting on the Investor Relations section of our Web site at www.safeway.com/investor_relations.

The Notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about April 1, 2010.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), this year we have chosen to furnish proxy materials to our stockholders, including this Proxy Statement and our 2009 Annual Report to Stockholders, by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, most of our stockholders are receiving by mail a Notice of Internet Availability of Proxy Materials (the “Notice”) that provides general information about the Annual Meeting, the address of the Web site on which our Proxy Statement and Annual Report are available for review, printing and downloading and instructions on how to submit proxy votes. Stockholders who have elected to receive proxy materials via electronic delivery will receive by e-mail the Proxy Statement, the Annual Report and instructions on how to vote. Certain stockholders who have previously elected to receive proxy materials in hard copy, as well as stockholders who are participants in any of Safeway’s 401(k) plans, will receive a full set of the materials in the mail. For those who wish to receive a paper or e-mail copy of the proxy materials, the Notice contains instructions on how to do so.

Only stockholders of record at the close of business on March 22, 2010 (the “Record Date”) will be entitled to vote at the meeting. At the close of business on that date, there were              shares of our Common Stock issued and outstanding and entitled to vote. Each such issued and outstanding share of Common Stock is entitled to one vote. A majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

Voting

If shares are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy by telephone or over the Internet by following the instructions provided in the Notice, or, if you received printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 9 p.m., Pacific time, on May 18, 2010. Please see the Notice for instructions on how to access the telephone and Internet voting systems. If your shares of Common Stock are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet.

Voting by Proxy Card. If you received printed proxy materials, you can vote by mail pursuant to instructions provided on the proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. If you own Common Stock through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

For those stockholders who are participants in any of Safeway’s 401(k) plans, your proxy also serves as a voting instruction to the 401(k) Plan Trustee for the Safeway shares held in the 401(k) plans as of the Record Date, provided that instructions are furnished over the Internet or by telephone by 6 a.m., Pacific time, on May 17, 2010, or that a proxy card is signed, returned and received by 6 a.m., Pacific time, on May 17, 2010.

Votes cast at the Annual Meeting will be tabulated by the inspector of election for the Annual Meeting. Shares represented by any proxies marked with abstentions or represented by any “broker non-votes” (as described in the next paragraph) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Broker non-votes occur when a broker, bank or other nominee holding shares for your account does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from you.

In uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Similarly, a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote is required for approval of all of the other proposals properly submitted for consideration at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director candidate or proposal must exceed the number of votes cast “against” that candidate or proposal. In accordance with our By-Laws, for purposes of determining the outcome of the election of directors or any proposal, shares represented by proxies reflecting abstentions or broker non-votes will be treated as not present and not entitled to vote with respect to such election or proposal. In light of the foregoing considerations, any abstentions or broker non-votes will not affect the election of any candidate or the approval or rejection of any proposal. With respect to the Annual Meeting this year, the New York Stock Exchange (“NYSE”) has confirmed to us that, under its rules, brokers, banks and other nominees will have discretionary authority to vote on Proposals 2 and 3, but not on Proposals 1, 4, 5, 6 and 7.

Revocation of Proxy

A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. All shares represented by each properly submitted and unrevoked proxy will be voted unless the proxy is received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures set forth in the Notice and this Proxy Statement will be voted in accordance with your instructions.

Solicitation of Proxies

The cost of this solicitation will be borne by the Company. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by a few of our officers and regular employees who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of our Common Stock. In addition, we have retained Georgeson Inc. to assist with the solicitation of proxies for a fee not to exceed $17,000, plus reimbursement for out-of-pocket expenses.

Annual Meeting Admission

You are entitled to attend the Annual Meeting only if you were a Safeway stockholder or joint holder as of the close of business on March 22, 2010 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record or hold your shares through a Safeway benefit plan, your name will be verified against the list of stockholders of record or plan participants as of the Record Date prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of your beneficial ownership as of the Record Date, such as your most recent account statement prior to March 22, 2010, a copy of the Notice or voting instruction card, if any, provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The meeting will begin promptly at 1:30 p.m., Pacific time. Check-in will begin at 12:30 p.m., Pacific time, and you should allow ample time for the check-in procedures.

Other Matters

The purpose of the meeting and the matters to be acted upon are set forth in the attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business to be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to properly submitted proxies with respect to any such other business in accordance with the best judgment of the persons acting under said proxies.

Householding of Annual Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one Notice or one set of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice or proxy materials to you if you contact us at the following address or telephone number: Investor Relations, Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588, telephone: (925) 467-3790. If you want to receive separate copies of the Notice or proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee, or you may contact us at the above address or telephone number.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 (the “2009 10-K”) and in our periodic reports on Form 10-Q and Form 8-K.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist in the exercise of its responsibilities in serving our best interests and the best interests of our stockholders. The Guidelines address such matters as director qualification standards, director independence, duties of the Lead Independent Director, size of the Board, selection of new directors, sessions of non-management directors, director compensation, Board access to senior management and independent advisors, stock ownership guidelines and the Board’s annual self-evaluation process. A complete copy of the Guidelines is available on our Web site at www.safeway.com/investor_relations, or in print to any stockholder by calling (925) 467-3790.

Director Independence

As part of the Guidelines, the Board approved Director Independence Standards to assist in determining each director’s “independence.” Our Director Independence Standards are in addition to, and go beyond, the “independent director” standards established by the NYSE. Our Director Independence Standards are as follows:

(a)	A director will not be deemed independent if he or she has any of the following relationships:

(i) the director is, or has been within the preceding eight years, employed by Safeway;

(ii) the director has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service by the director as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iii) the director holds more than 5% of the equity of an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iv) the director is employed or self-employed (other than as a director) by an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(v) the director has a personal services contract(s) with Safeway, which results in payments of more than $100,000 during the current or preceding calendar year;

(vi) the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway, other than for former service as an interim Chairman or Chief Executive Officer or other executive officer;

(vii) an immediate family member1 of the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway for serving as an executive officer of Safeway;

(viii) an immediate family member of the director was employed by Safeway as an executive officer within the preceding eight years;

(ix) (A) the director or an immediate family member is a current partner of a firm that is Safeway’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Safeway’s audit within that time;

[1]	“Immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.

(x) a present Safeway executive officer is or was within the past three years on the board of directors of a company which employed the Safeway director or an immediate family member of the director as an executive officer at the same time;

(xi) a Safeway director is a current employee, director, partner and/or holder of a greater than 5% equity interest, or an immediate family member is an executive officer, of another company which, during any of the last three fiscal years, received payments from Safeway, or made payments to Safeway, or was indebted to Safeway, or to which Safeway was indebted, and such payments were more than the greater of $1,000,000 or 1% of the other entity’s consolidated annual gross revenues, or the total amount of either company’s indebtedness to the other is greater than $1,000,000 or 1% of the total consolidated assets of such company; or

(xii) a Safeway director serves as an officer, director or trustee of a charitable organization, and Safeway’s discretionary charitable contributions to the organization, in any of the three preceding fiscal years, were greater than the lesser of $500,000 or 1% of that organization’s total annual charitable receipts.

(b)	For relationships covered by the guidelines in subsection (a) above, compensation received by a director as a director of Safeway (including director and committee fees) and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall not be considered in determining independence. Further, the fact that a director of Safeway also serves as a director of one or more of Safeway’s subsidiaries shall not be considered in determining independence, provided that such director is otherwise independent with regard to such subsidiary or subsidiaries in accordance with the guidelines in subsection (a) above and other applicable rules and regulations.

(c)	For relationships not covered by the guidelines in subsection (a) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsection (a) above. We will specifically explain in our annual proxy statement the basis for any board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of materiality set forth in subsection (a) above.

(d)	References to Safeway in the described standards include any parent or subsidiary in a consolidated group with Safeway.

(e)	References to the director in subsections (ii), (iii), (iv), (v) and (xii) of subsection (a) include immediate family members of the director.

The Board has affirmatively determined that each of the non-employee directors standing for election at the Annual Meeting, Janet E. Grove, Mohan Gyani, Paul Hazen, Frank C. Herringer, Kenneth W. Oder, Arun Sarin, Michael S. Shannon and William Y. Tauscher, has no material relationship with Safeway and is independent under Safeway’s Director Independence Standards and the “independent director” standards of the NYSE, with the exception of Mr. Tauscher, who is the Executive Chairman of our subsidiary, Blackhawk Network Holdings, Inc. (“Blackhawk”). As a result, all but two of our current directors (Steven A. Burd, our Chairman, President and Chief Executive Officer, and Mr. Tauscher) are independent. Our Audit, Executive Compensation and Nominating and Corporate Governance committees are comprised solely of independent directors.

In its determination of independence, the Board evaluated the facts and circumstances relating to the following transactions:

Mr. Gyani is a member of the board of directors of Union BanCal Corporation, which operates through its banking subsidiary, Union Bank of California (of which Mr. Gyani is also a board member). We did business with Union Bank of California in fiscal years 2007, 2008 and 2009. Mr. Gyani is not an employee of either Union BanCal Corporation or Union Bank of California, nor does Mr. Gyani receive any compensation from

Union BanCal Corporation or Union Bank of California other than compensation as a director of each entity. The Board reviewed the payments made to, and received from, Union Bank of California during fiscal years 2007, 2008 and 2009 and determined that such amounts were immaterial pursuant to our Director Independence Standards and the “independent director” standards of the NYSE.

Board Leadership Structure

Currently, the roles of Chairman and Chief Executive Officer of the Company are combined and held by Mr. Burd. Mr. Burd has served as our Chairman since 1998 and as our Chief Executive Officer since 1993. The Guidelines provide that our independent directors will annually elect a Lead Independent Director to perform certain functions. The independent directors elected Paul Hazen to serve as the Lead Independent Director for 2010. In addition to the duties all Board members have, the specific responsibilities of the Lead Independent Director include:

•	Presiding at all meetings of the Board at which the Board’s Chairman is not present, including executive sessions of the independent directors;
•	Serving as a liaison between the Chairman and the independent directors;
•	Approving and including information sent to the Board and working to ensure that the directors have information necessary to perform their duties;
•	Approving agendas for meetings of the Board and its committees (if the Lead Independent Director directs that an item(s) be included on the agenda, such item(s) will be included);
•	Approving schedules for Board meetings to assure that there is sufficient time for discussion of all agenda items;
•	Having the authority to call meetings of the independent directors;
•	Recommending to the Chairman the retention of consultants, as necessary, who report directly to the Board;
•	Assisting the Board or the Nominating and Corporate Governance Committee, as appropriate, and our executives in assuring compliance with and implementation of our Corporate Governance Guidelines;
•	Coordinating, developing the agendas for and moderating executive sessions of the Board’s independent directors;
•	Evaluating, along with the members of the Executive Compensation Committee and the Board, the performance of the Chief Executive Officer, and meeting with the CEO to discuss the Board’s evaluation;
•	Recommending to the Chairman of the Nominating and Corporate Governance Committee the membership of the various Board committees, as well as selection of the committees’ chairs;
•	If requested by large stockholders, ensuring that he or she is available for consultation and direct communication; and
•	Such other duties and rights as the Board may from time to time authorize.

In performing the duties described above, the Lead Independent Director is expected to consult with and solicit the participation of the chairs of the appropriate Board committees. The Lead Independent Director has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Our Board believes that, at the present time, the interests of the Company and our stockholders are best served by the leadership and direction provided by a single Chairman and Chief Executive Officer. Our Board believes that a single person, acting in the capacities of Chairman and CEO, serves as a bridge between the Board and management, helping both to act with a common purpose, and provides critical leadership for carrying out the Company’s strategy and confronting its challenges. Our Board also believes the combined role of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute our strategic initiatives and business plans to maximize stockholder value, with centralized leadership in one person so that there is no ambiguity about accountability. The Board’s current leadership structure is consistent with the practice at many large U.S. companies, which have historically followed a model in which the chief executive officer also serves as chairman of the board; this is particularly true for larger companies, where the complexities of the issues often warrant a combined position to ensure effective and efficient board meetings, information flow, crisis management and long-term planning.

Our Board believes the Company has implemented strong oversight mechanisms that act as a counterweight to the combination of the Chairman and CEO positions. These oversight mechanisms include: having a Board that is predominantly comprised of independent directors, with Mr. Burd and Mr. Tauscher being the only exceptions; having a Lead Independent Director, elected annually by our independent directors, with the responsibilities described above; having an Executive Committee of the Board of Directors with primary responsibility for setting agendas and discussion topics for Board meetings; requiring the Board to hold at least two non-management executive sessions of the Board annually without management directors or management present; and having the Audit, Executive Compensation and Nominating and Corporate Governance committees, each of which is made up entirely of independent directors, perform various oversight functions independent of management.

The Board’s Role in Risk Oversight

Pursuant to a policy adopted by our Board of Directors, the Audit Committee is responsible, on behalf of our Board, for oversight of enterprise risk management for the Company. Management of the Company is responsible for the preparation and implementation of our plans and processes for managing risk. In performance of its oversight responsibility, the Committee, at least annually, reviews these plans and processes, including their scope, our organizational structure for risk management, management’s implementation, monitoring and oversight of our plans and processes for managing risk and our insurance programs. The Committee also receives periodic updates from management with regard to the overall efficacy and results of the enterprise risk management program, significant risk areas for the Company and other risk areas identified from time to time by the Committee. It also reviews management’s processes for identifying, assessing and responding to new risk areas relevant to the Company. The Chair of the Audit Committee periodically updates the full Board with regard to risk management issues as part of the Board’s active consideration of the Company’s risk profile and general risk management strategy.

While our Audit Committee has primary responsibility for overseeing enterprise risk management, each of our other Board committees also considers risk within its area of responsibility. For example, our Executive Compensation Committee considers the risks that may be implicated by our executive compensation programs, our Executive Committee focuses on risks that may result from changes in our corporate strategy and our Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks. Our Board is apprised by the committee Chairs of significant risks and management’s response via periodic updates. We believe the leadership structure of our Board supports the Board’s effective oversight of the Company’s risk management.

Interested Party Communications with Directors

The Board of Directors has adopted a policy and procedures for receiving communications from interested parties of the Company. Any interested party may send written correspondence to the Board, the Lead Independent Director, a committee of the Board, the non-management directors or any individual director in his or her capacity as such. The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the interested party sending the communication, and, if the interested party is a stockholder, the number of Company securities owned by the stockholder and, if the stockholder is not the record owner of our stock, the name of the record owner. The General Counsel will forward correspondence not more suitably directed to management to the Board, the Lead Independent Director, committee or individual director(s), as appropriate. The General Counsel will log and prepare a summary of all correspondence that is not forwarded to the Board, committee or individual director(s) and will make such log available to the Board.

Board Meetings and Committees

The Board of Directors held six meetings in fiscal 2009. During 2009, each director attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or committees. Each director standing for election is expected to attend our Annual Meeting of Stockholders in person, absent extraordinary circumstances. All of the directors who were members of the Board at the time of the 2009 Annual Meeting attended the 2009 Annual Meeting. In 2009, the Board of Directors had the following standing committees: Audit Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Executive Committee. The Board has affirmatively determined that each member of the Audit, Executive Compensation and Nominating and Corporate Governance committees has no material relationship with us and is “independent” under our Director Independence Standards and the “independent director” standards of the NYSE currently in effect. The Audit, Executive Compensation and Nominating and Corporate Governance committees operate pursuant to written charters, available at www.safeway.com/investor_relations, or in print to any stockholder by calling (925) 467-3790.

The current composition of each Board committee is:

Audit Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Mohan Gyani (Chair)	Michael S. Shannon (Chair)	Frank C. Herringer (Chair)	Steven A. Burd (Chair)
Janet E. Grove	Paul Hazen	Janet E. Grove	Paul Hazen
Kenneth W. Oder	Frank C. Herringer	Paul Hazen	Arun Sarin
Arun Sarin	Kenneth W. Oder	Kenneth W. Oder	Michael S. Shannon
Michael S. Shannon			William Y. Tauscher

Audit Committee:    The functions of the Audit Committee include selecting, evaluating and, where appropriate, replacing independent auditors engaged by the Company; conferring with the independent auditors regarding their audit of the Company and the independent auditors’ opinions; meeting with the independent auditors and management to review and discuss the Company’s annual and quarterly financial statements, including the Company’s specific disclosure under management’s discussion and analysis of financial condition and results of operations; approving the audit and non-audit services of such auditors and other terms of their engagement; overseeing enterprise risk management for the Company; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with our internal auditors; reviewing with the independent and internal auditors the results of their examinations; recommending changes in financial policies or procedures as suggested by the auditors; and preparing the report that is required by SEC rules to be included in this Proxy Statement. During fiscal 2009, the Audit Committee held eight meetings.

The Report of the Audit Committee is included in this Proxy Statement.

Audit Committee Financial Experts:    Pursuant to Section 407 of the Sarbanes-Oxley Act, the SEC has adopted rules requiring companies to disclose whether their audit committee has at least one “audit committee financial expert,” as that term is defined in SEC rules. Of the directors standing for reelection at the Annual Meeting, the Board of Directors has determined that each of Mohan Gyani and Michael S. Shannon qualifies as an “audit committee financial expert” and that each of them is “independent,” as noted above.

Executive Compensation Committee:    The Executive Compensation Committee reviews and approves our goals and objectives relevant to compensation of our executive officers, stays informed as to market levels of compensation and, based on evaluations submitted by management, sets compensation levels for our executive officers that correspond to our goals and objectives. With respect to our Executive Vice Presidents, our Chief

Executive Officer assesses the individual performance of each such executive and proposes base salaries for each. The Executive Compensation Committee then sets these salaries. The Executive Compensation Committee also evaluates the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and makes a recommendation to the Board regarding the Chief Executive Officer’s base salary for the next fiscal year. The Executive Compensation Committee makes recommendations to the Board with respect to incentive compensation plans and equity-based plans. In addition, it approves grants of stock options and other equity awards to our executive officers, including the Chief Executive Officer, in accordance with Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”). The Executive Compensation Committee also adopts performance goals with respect to performance-based compensation for our executive officers, including the Chief Executive Officer, and certifies whether performance goals are met before performance-based compensation is paid to our executive officers in accordance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Executive Compensation Committee administers our 1999 Amended and Restated Equity Participation Plan (the “1999 Equity Plan”) and our 2007 Equity and Incentive Award Plan (the “2007 Equity Plan”). In making recommendations with respect to executive compensation, the Executive Compensation Committee evaluates the risks that may be implicated by our executive compensation programs. The Committee is also responsible for evaluating and recommending to the Board the compensation of our non-employee directors. During fiscal 2009, the Executive Compensation Committee held four meetings.

The Executive Compensation Committee participates in the preparation of the Compensation Discussion and Analysis for inclusion in this Proxy Statement and our Annual Report on Form 10-K and also produces a Report of the Executive Compensation Committee for inclusion in this Proxy Statement, each in accordance with applicable rules and regulations. The Executive Compensation Committee performs any other action required to be performed by a committee or subcommittee of “non-employee directors” (pursuant to Rule 16b-3) and “outside directors” (pursuant to Section 162(m) of the Code).

The Executive Compensation Committee has retained a compensation consulting firm, Frederic W. Cook & Co., Inc. (“Cook & Co.”), to act as the Committee’s consultant on executive and director compensation matters. Cook & Co. was retained directly by the Committee and reports directly and exclusively to the Committee. With regard to executive and director compensation, Cook & Co. was engaged to advise the Committee on the reasonableness of our compensation levels in comparison with those of other similarly situated companies and on the appropriateness of our compensation program structure in supporting our business objectives. Cook & Co. did not determine or recommend the specific amounts or forms of compensation for executive officers or directors. Cook & Co. does not provide any consulting services to Safeway or our management.

The Executive Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The Report of the Executive Compensation Committee is included in this Proxy Statement.

Nominating and Corporate Governance Committee:    The functions of the Nominating and Corporate Governance Committee are to propose nominees for election to the Board of Directors and consider the qualifications of director nominees, including any stockholder nominees. The Nominating and Corporate Governance Committee recommended to the Board the slate of directors for election at this Annual Meeting. Other duties and responsibilities of the Nominating and Corporate Governance Committee include: reviewing proposals submitted by stockholders; assessing the size and composition of the Board and its committees; overseeing the annual evaluation of the Board; and making recommendations to the Board regarding matters such as our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines and the charters of the Board committees. During fiscal 2009, the Nominating and Corporate Governance Committee held three meetings.

Executive Committee:    The Executive Committee was established in 2004 to provide a forum for regular communication between our Chief Executive Officer and the Board in addition to the regularly scheduled Board meetings. The Executive Committee has the authority to exercise the power of the Board, except as prohibited by Delaware law, or except as is more appropriately within the duties of the Audit Committee, the Executive Compensation Committee or the Nominating and Corporate Governance Committee of the Board. During fiscal 2009, the Executive Committee held four meetings.

Non-Management Executive Sessions:    The non-management directors meet in executive session on a periodic basis, but no less than two times a year, without management directors or management present. The Lead Independent Director presides at these meetings. In his absence, the non-management directors select a director to preside over the meeting at the beginning of the executive session. During fiscal 2009, the non-management directors held two executive sessions. The Lead Independent Director, Paul Hazen, acted as Chairman of each of those sessions.

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee is comprised entirely of independent directors.

Consideration of Board Nominees

The Board of Directors has adopted a process for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee may consider candidates recommended by professional search firms, board members, stockholders or other sources. The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder who is and has been, for a period of at least six months, the beneficial owner of more than 1% of our outstanding Common Stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a member of the Nominating and Corporate Governance Committee.

As described in our Corporate Governance Guidelines and in the charter of the Nominating and Corporate Governance Committee, in evaluating such nominations, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board, as well as a diversity of skills, background and experience. The Committee will preliminarily review each potential candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in our Corporate Governance Guidelines and the Committee’s charter, and the candidate’s independence, as set forth in our Director Independence Standards and the “independent director” standards of the NYSE. Each director candidate must possess the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s education and professional background, experience as an officer or director of a publicly held company, experience in corporate governance, expertise in a specific area of our operations and existing commitments to other businesses, as well as any other criteria deemed relevant by the Board. If the Nominating and Corporate Governance Committee determines, after a preliminary inquiry, that the potential candidate may be qualified, the Committee will conduct an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Nominating and Corporate Governance Committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the Board for approval as a director nominee.

Any nominations from stockholders should include the nominee’s name and qualifications for Board membership, as well as the additional information specified by our By-Laws, and should be addressed to our Corporate Secretary. Any stockholder who wishes to recommend a candidate for nomination to the Board who would be considered for election at our 2011 Annual Meeting is strongly encouraged to do so no later than the date stockholder proposals satisfying the requirements of SEC Rule 14a-8 are due. (See “Stockholder Proposals for 2011 Proxy Statement” later in this Proxy Statement.)

Majority Vote Standard and Director Resignation Policy

In 2006, our Board of Directors approved an amendment to our By-Laws that changed the vote standard for the election of directors in uncontested elections from a plurality standard to a “majority of the votes cast” standard. This means each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director. In a contested election (i.e., where the number of nominees exceeds the number of directors to be elected), the plurality vote standard remains in place.

In addition, the amendment to our By-Laws incorporated the substance of the director resignation policy the Board had adopted in 2005 as part of our Corporate Governance Guidelines. As so incorporated, the By-Laws provide that, following any uncontested election, any incumbent director who did not receive a majority of the votes cast must tender his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (Under Delaware corporation law, any such incumbent director would ordinarily continue as a “holdover” director until his or her successor was elected and qualified.) Within 60 days after certification of the stockholder vote, the Nominating and Corporate Governance Committee must recommend to the Board the action to be taken with respect to the offer of resignation. The Board must act on the Committee’s recommendation within 90 days after certification of the stockholder vote. The Board must, within five business days after reaching its decision, publicly disclose the decision, including, if applicable, the reasons for not accepting a resignation offer, by filing with the SEC a Current Report on Form 8-K. If the Board were to accept all tendered resignations, resulting in the Company having fewer than three directors who were in office before the election, the Board may extend the 90-day period for an additional 90 days, provided it concludes an extension would be in our best interests.

Any director who tenders his or her resignation pursuant to these By-Law provisions cannot participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. If each member of the Nominating and Corporate Governance Committee receives a majority of “against” votes at the same stockholder meeting, the Board must appoint a committee of independent directors who did not receive a majority of “against” votes to consider the resignation offers and make the recommendations to the Board. If no independent directors receive a majority of the votes cast, the Board will act on the resignation offers, provided no director who has received a majority of “against” votes can participate in or vote on the decision whether to accept or reject such director’s resignation offer.

Policy Regarding Stockholder Rights Plans

In 2004, our Board of Directors adopted a policy stating that we would submit any stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties under Delaware law and with the concurrence of a majority of the independent members of the Board, determines such a submission would not be in the best interests of stockholders under the circumstances. If the Board adopts such a rights plan, it will expire unless ratified by the stockholders within one year of adoption. The policy is contained in our Corporate Governance Guidelines. In 2008, our Board adopted an amendment to our By-Laws providing that the amendment of any stockholder rights plan that has the effect of extending the term of the stockholder rights plan or any rights or options provided thereunder shall require the approval of three quarters of the independent members of the Board, and further providing that any stockholder rights plan adopted after the effective date of the By-Law amendment will expire if not so amended no later than one year following the later of the date of its adoption and the date of its last such amendment. The foregoing provision is not applicable to any stockholder rights plan ratified by our stockholders. We do not currently have a stockholder rights plan in place.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller) and employees to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and accountability. Our Code of Business Conduct and Ethics is available on our Web site at www.safeway.com/investor_relations, or in print to any stockholder by calling (925) 467-3790.

Policy Regarding Stockholder Proposals that Receive a Majority Vote

Our Board of Directors has adopted a policy that provides that the Nominating and Corporate Governance Committee initially will review and evaluate any stockholder proposal that receives a majority vote at an annual meeting. After such review, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to how to proceed with respect to the proposal. The Board will review the recommendation of the Nominating and Corporate Governance Committee, make a determination as to whether to implement the proposal as presented, discuss the proposal further with the proponent and/or consider the proposal more in depth prior to making a determination. The policy is contained in our Corporate Governance Guidelines.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

In 2007, our Board of Directors adopted a written policy and procedures for the review, approval or ratification of “Related Party Transactions.” For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. The policy defines “Related Party” as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
•	Any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;
•

Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•

Any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or is in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, the Audit Committee reviews the relevant facts and circumstances of each Related Party Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the Related Party’s interest in the transaction, and either approves or disapproves the Related Party Transaction. A Related Party Transaction may be consummated and continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. If advance Audit Committee approval of a Related Party Transaction requiring the Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the Audit Committee, subject to ratification of the transaction by the Committee at the Committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul the transaction. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party. In 2009, there were no Related Party Transactions that required review by the Audit Committee. The Audit Committee has reviewed and pre-approved certain types of Related Party Transactions, which are deemed approved or ratified, as applicable, under the policy, including the following:

•	Compensation:

•

to an executive officer or director of the Company if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K promulgated under the Securities Exchange Act of 1934; or

•

to an executive officer of the Company, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement, and such compensation has been approved, or recommended to our Board of Directors for approval, by the Executive Compensation Committee.

•	Transactions that are in our ordinary course of business and where the interest of the Related Party arises only:

•	from the Related Party’s position as a director of another corporation or organization that is a party to the transaction;
•

from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction;

•	from both such positions and ownership described above; or
•

from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership.

•

Transactions that are in our ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of such class of equity securities will receive the same benefit on a pro rata basis.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock as of March 22, 2010 by (i) each of our directors, (ii) each of the named executive officers, (iii) all of our executive officers and directors as a group, and (iv) each person believed by us to own beneficially more than 5% of our outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(1)
Steven A. Burd(2)(3)(4)			%
Janet E. Grove(2)		*
Mohan Gyani(2)		*
Paul Hazen(2)		*
Frank C. Herringer(2)		*
Robert I. MacDonnell(2)(5)		*
Kenneth W. Oder(2)		*
Arun Sarin(2)		*
Michael S. Shannon(2)		*
Rebecca A. Stirn(2)		*
William Y. Tauscher(2)		*
Raymond G. Viault(2)		*
Diane M. Dietz(2)(3)		*
Robert L. Edwards(2)(3)		*
Bruce L. Everette(2)(3)		*
Larree M. Renda(2)(3)		*
All executive officers and directors as a group (25 persons)(2) (3)			%
FMR LLC(6) 82 Devonshire Street, Boston, MA 02109	39,438,769	9.7%
BlackRock, Inc.(7) 40 East 52nd Street, New York, NY 10022	22,752,421	5.6%

*	Less than 1%
(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire as of May 21, 2010 (60 days after March 22, 2010). For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares that such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. For purposes of this table, stock units (into which directors’ fees are deferred under the Deferred Compensation Plan for Safeway Non-Employee Directors) are not included in directors’ beneficial ownership of our Common Stock. (For a discussion of directors’ stock units, see “Executive Compensation – Director Compensation” later in this Proxy Statement.) The address of each of the directors and executive officers included in this table is c/o Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3229.
(2)	Includes shares issuable upon the exercise of stock options that are exercisable as of May 21, 2010, as follows: Mr. Burd, 5,052,367; each of Messrs. Gyani and Viault and Ms. Grove, 20,000; each of Messrs. Hazen and MacDonnell and Ms. Stirn, 8,000; each of Messrs. Herringer and Oder, 13,333; each of Messrs. Sarin and Shannon, 0; Mr. Tauscher, 214,700; Ms. Dietz, 117,600; Mr. Edwards, 814,362; Mr. Everette, 886,674; Ms. Renda, 875,374; and all executive officers and directors as a group, 10,312,088. Mr. MacDonnell, Ms. Stirn and Mr. Viault, current Safeway Board members, have decided not to stand for reelection at the Annual Meeting.

(3)	In addition to the shares of Safeway Common Stock reflected in the table above, certain of our executive officers hold shares of restricted Common Stock of Blackhawk, as follows: Mr. Burd, 100,000; Ms. Dietz, Mr. Edwards, Mr. Everette and Ms. Renda, 167,000; and all executive officers and directors as a group, 768,000. None of these individuals, nor all executive officers and directors as a group, holds more than 1% of the outstanding Common Stock of Blackhawk.
(4)	200,000 shares are subject to a pledge agreement with Mr. Burd’s broker.
(5)	Does not include 517,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children, with respect to which Mr. MacDonnell disclaims any beneficial ownership.
(6)	All information regarding FMR LLC and its affiliates is based on the Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC and Edward C. Johnson 3d. At December 31, 2009, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 36,689,848 of such shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940, (ii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 679 of such shares in its capacity as an investment adviser to individuals, (iii) Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 695,599 of such shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies registered under the Investment Company Act of 1940, (iv) Pyramis Global Advisors Trust Company, a bank that is an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 210,123 of such shares as a result of its serving as investment manager of institutional accounts and (v) FIL Limited was the beneficial owner of 1,842,520 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FMR LLC and Edward C. Johnson 3d each has sole dispositive power over all 39,438,769 of the shares, and FMR LLC has sole voting power over 2,748,921 of such shares.
(7)	All information regarding BlackRock, Inc. is based on the Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. on behalf of itself and its subsidiaries, BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Dublin) Ltd., BlackRock (Luxembourg) S.A., BlackRock Fund Managers Ltd., BlackRock International Ltd., BlackRock Investment Management UK Ltd. and State Street Research & Management Co. At December 31, 2009, BlackRock, Inc. had sole voting and dispositive power over all 22,752,421 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and holders of more than 10% of our equity securities to file reports of ownership and changes in ownership of our securities (Forms 3, 4 and 5) with the SEC. To the best of our knowledge, based solely on a review of the Section 16(a) reports and written statements from executive officers and directors, for fiscal 2009, all required reports of executive officers and directors were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

General

There are nine nominees for election to our Board of Directors this year. Robert I. MacDonnell, Rebecca A. Stirn and Raymond G. Viault, current Safeway Board members, have decided not to stand for reelection at the Annual Meeting. All of the nominees have served as directors since the last annual meeting, with the exception of Arun Sarin and Michael S. Shannon, each of whom joined our Board on August 25, 2009. All of the nominees have been nominated for reelection by the Nominating and Corporate Governance Committee, which has determined that each of the nominees possesses the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility, which are expected of all Safeway Board members.

Proxies may be voted for no more than nine directors. Each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Each director so elected will serve on the Board of Directors until our next annual meeting of stockholders and until his or her successor has been elected and qualified. Any incumbent director who is not so elected will continue as a “holdover” director under Delaware corporation law until his or her successor has been elected and qualified. However, any such director will be required to submit his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (See “Corporate Governance Principles and Board Matters – Majority Vote Standard and Director Resignation Policy” earlier in this Proxy Statement.)

The Board has determined that each of our current directors standing for reelection, except Mr. Burd and Mr. Tauscher, has no material relationship with Safeway and is independent under our Director Independence Standards and the “independent director” standards of the NYSE currently in effect.

The shares represented by proxies, whether provided by telephone, through the Internet or by proxy card, will be voted for the election of the nine nominees named below unless the proxies direct otherwise. All of the nominees have consented to being named and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced accordingly.

The following information sets forth for each of the nominees for election to the Board of Directors such person’s age (as of the Record Date), the date such person became a director of Safeway, such person’s principal occupation, employment and business experience during the past five years, directorships at public companies held by such person currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director of the Company. There are no family relationships among our executive officers and directors.

Our Board recommends a vote “FOR” the election to the Board of each of the following nominees:

STEVEN A. BURD, age 60, has been a member of the Board of Directors since September 7, 1993 and has served as Chairman of the Board of Directors since May 12, 1998. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. In addition to his extensive experience leading the Company, Mr. Burd brings considerable directorial and board committee experience to our Board. Mr. Burd is a director of Kohl’s Corporation, where he serves on the Compensation, Executive and Governance and Nominating committees. Mr. Burd also serves as the Lead Independent Director of the Kohl’s board. Mr. Burd holds a B.S. in Economics from Carroll College and a Masters in Economics from the University of Wisconsin.

JANET E. GROVE, age 59, has been a member of the Board of Directors since October 21, 2004. Among many qualifications, Ms. Grove brings to our Board significant retail industry expertise, including experience with private label brands, as well as significant experience as a senior executive of a large company. Ms. Grove was named a Corporate Vice Chair of Macy’s Department Stores, Inc. in February 2003. She has served as Chair of Macy’s Merchandising Group, a division of Macy’s Department Stores, Inc., since 1998 and as Chief Executive Officer since 1999. Macy’s Merchandising Group is the Private Brand design and manufacturing division of Macy’s that is responsible for all Private Brand products in all classifications of merchandise. Prior to her current position, Ms. Grove was Executive Vice President for Center Core, Cosmetics and Ready to Wear. Ms. Grove holds a B.S. in Marketing from the California State University at Hayward.

MOHAN GYANI, age 58, has been a member of the Board of Directors since October 21, 2004. Among many qualifications, Mr. Gyani brings to our Board significant experience in finance and accounting as a senior executive of large, global companies. Mr. Gyani has been Vice Chairman of Roamware, Inc. since January 2006, and he was Chairman and Chief Executive Officer of Roamware from May 2005 through December 2005. He served as the President and Chief Executive Officer of AT&T Wireless Mobility Services from 2000 until his retirement from that company in 2003. He was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless through December 2004. From 1995 through 1999, he was the Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani also brings considerable directorial and board committee experience to the Board. Mr. Gyani is a director of Keynote Systems, Inc., where he serves on the Compensation Committee, and Mobile TeleSystems OJSC, where he serves as Chair of the Governance Committee and serves on the Audit and Compensation committees. Mr. Gyani is also a director of UnionBanCal Corporation and its banking subsidiary, Union Bank of California. Mr. Gyani is Chair of the Audit Committee and serves on the Compensation Committee of UnionBanCal Corporation, which was a public company until 2009. In addition, Mr. Gyani serves as a director of a number of other privately held companies. As discussed earlier in this Proxy Statement, Mr. Gyani qualifies as an “audit committee financial expert.” Mr. Gyani holds a B.A. in Business and an MBA in Finance from San Francisco State University.

PAUL HAZEN, age 68, has been a member of the Board of Directors since July 18, 1990. Among many qualifications, Mr. Hazen brings to our Board significant experience in business strategy as a senior executive of a large company. Mr. Hazen retired from Wells Fargo & Co. in 2001 after serving as Chairman from January 1995 to May 2001 and Chief Executive Officer from January 1995 to November 1998. Mr. Hazen also brings considerable directorial and board committee experience to the Board. Mr. Hazen is Chairman and a director of KKR Financial Corp. and a director of Xstrata (Schweiz) AG, listed on the London stock exchange, where Mr. Hazen serves on the Remuneration Committee. Mr. Hazen is also Chairman of Accel-KKR and serves as a senior advisor to Kolhberg, Kravis & Roberts Co. (KKR). From June 1999 to July 2006, Mr. Hazen served as Deputy Chairman and Lead Independent Director of Vodafone Group Plc, where he also served as Chair of the Audit Committee. From January 2001 to June 2005, Mr. Hazen served as a director of Willis Group Holdings plc, a global insurance broker, and also served on the Audit Committee. In 2001, Mr. Hazen was selected as Outstanding Director of the Year by the Outstanding Directors Exchange (ODX). Mr. Hazen holds a B.S. in Finance from the University of Arizona and an MBA from the University of California at Berkeley.

FRANK C. HERRINGER, age 67, has been a member of the Board of Directors since March 6, 2008. Among many qualifications, Mr. Herringer brings to our Board significant experience in business management and operations as a senior executive of a large company. Mr. Herringer has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by AEGON N.V. In these capacities, Mr. Herringer had overall responsibility for strategy, operations, finance and human resources for Transamerica. Mr. Herringer also brings considerable directorial and board committee experience to the Board. Mr. Herringer is a director of Amgen Inc., a biotechnology company, where he currently chairs the Governance and Nominating Committee, serves on the Compensation and Management Development and Executive committees and previously served on the Audit Committee. Mr. Herringer is also a director of The Charles Schwab Corporation, where he serves on the Compensation and Nominating & Corporate Governance

committees. From 2002 to 2005, Mr. Herringer served as a director of AT&T, where he served on the Audit and Human Resources (compensation) committees. In addition, Mr. Herringer has served and currently serves as a director of a number of privately held companies. In 2004, Mr. Herringer was selected as Outstanding Director of the Year by the Outstanding Directors Exchange (ODX). Mr. Herringer holds an A.B. from Dartmouth College and an MBA from the Amos Tuck School of Business Administration at Dartmouth College, where he graduated first in his class.

KENNETH W. ODER, age 62, has been a member of the Board of Directors since March 6, 2008. Among many qualifications, Mr. Oder brings to our Board significant knowledge and expertise about our business as a result of his prior employment with us as a senior executive. From 1993 to September 2000, Mr. Oder served as our Executive Vice President of Labor Relations, Human Resources, Legal and Public Affairs. During his tenure as a Safeway Executive Vice President, Mr. Oder participated in most major decisions affecting the Company, including the development of annual business plans, budgeting, overall business strategy and mergers, acquisitions and sales of business units. Mr. Oder’s duties in managing Safeway’s Legal, Information Technology, Public Affairs, Labor and Human Resources departments included the negotiation of all of the Company’s labor agreements, management of the compensation, benefits and employment policies covering all of the Company’s non-union employees, supervision of Company-wide public affairs activities, press relations and lobbying activities, management of all legal matters, oversight of the Company’s information technology programs and chairing the committee that made the investment decisions for the Company’s pension plan covering its non-union employees. Prior to joining Safeway, Mr. Oder was a partner at the law firm Latham & Watkins LLP from 1975 to December 1992, concentrating on business litigation and labor law. Over the course of his career at Latham & Watkins, Mr. Oder managed a wide array of cases on topics relevant to our business, including disputes about mergers and acquisitions, benefits plans, executive compensation, employment disputes, labor agreements and bankruptcy litigation, and he represented corporations in major commercial mediations and arbitrations. He also negotiated labor agreements on behalf of corporations, counseled corporations regarding the interpretation and compliance with labor agreements, represented corporations in labor arbitrations and designed and drafted benefits plans. Mr. Oder has been engaged in investment and philanthropic pursuits since leaving Safeway in September 2000. Mr. Oder holds B.A. and J.D. degrees from the University of Virginia.

ARUN SARIN, age 55, has been a member of the Board of Directors since August 25, 2009. Among many qualifications, Mr. Sarin brings to our Board significant experience as a senior executive of a large, global company. From April 2003 to July 2008, he was the Chief Executive Officer and a director of mobile phone company Vodafone Group Plc., a global mobile communications company with annual revenues of over $60 billion, over 60,000 employees globally and over 300 million customers. Mr. Sarin also brings considerable directorial and board committee experience to the Board. Mr. Sarin is a director of The Charles Schwab Corporation and Cisco Systems, Inc., and he serves on the Audit Committees of each of these companies. From 1999 to 2003, he served as a director of The Gap, Inc. Mr. Sarin is currently a senior advisor to KKR. Mr. Sarin holds a Bachelor of Technology degree from the Indian Institutes of Technology in Kharagpur, India, a Masters in engineering from the University of California at Berkeley and an MBA from the University of California at Berkeley.

MICHAEL S. SHANNON, age 51, has been a member of the Board of Directors since August 25, 2009. Among many qualifications, Mr. Shannon brings to our Board significant experience as a senior executive of multiple companies. Since 2005, Mr. Shannon has been a Managing Director of KSL Capital Partners, LLC, a private equity firm dedicated to investments in travel and leisure businesses, where Mr. Shannon manages $1.7 billion of committed capital. In 2004, Mr. Shannon founded KSL Resorts, a hotel management company. From 2004 to 2005, Mr. Shannon served as Chief Executive Officer of KSL Resorts. From 1992 through 2004, he was President and Chief Executive Officer of KSL Recreation Corporation, an owner and operator of resort properties. From 1986 to 1992, Mr. Shannon served as President and Chief Executive Officer of Vail Associates, Inc., owner of the Vail and Beaver Creek resorts in Colorado. Mr. Shannon also brings considerable directorial and board committee experience to the Board. He was a director of Conseco, Inc. from September 2003 to May 2009, where he served as Chair of the Human Resources and Compensation Committee and was a member of the

Governance and Strategy and Executive committees. He also served as a director of TCA Cable TV, Inc., which was a public company prior to its acquisition by Cox Communications, and Startek, Inc. In addition, Mr. Shannon serves as a director of a number of privately held companies. As discussed earlier in this Proxy Statement, Mr. Shannon qualifies as an “audit committee financial expert.” Mr. Shannon holds a Bachelor’s in Business Administration from the University of Wisconsin and a Master of Management in Accounting and Finance from the Kellogg School of Management at Northwestern University.

WILLIAM Y. TAUSCHER, age 60, has been a member of the Board of Directors since May 12, 1998. Among many qualifications, Mr. Tauscher brings to our Board significant experience as a senior executive of multiple companies. He is the Managing Member of The Tauscher Group, which invests and assists in the management of enterprises involved with home products, transportation, telecommunications and real estate. He also is the Chairman and Chief Executive Officer of Vertical Communications, Inc., a communications technology company, where he has served since 2004, as well as the Executive Chairman of Blackhawk. Mr. Tauscher also brings considerable directorial experience to the Board. In addition to his current directorships with Vertical Communications and Blackhawk, Mr. Tauscher serves as a director of a number of other privately held companies. In addition, he served as Chairman of the Board and Chief Executive Officer of Foxmeyer from 1979 to 1986 and Chairman of the Board and Chief Executive Officer of Vanstar Corporation from 1987 until 1999. Mr. Tauscher holds a B.S. from Yale University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

During 2009, the Executive Compensation Committee of our Board of Directors noted the difficult economic environment and its impact on major grocery retailers. With that backdrop, the Committee sought to compensate our executives in a way that would appropriately recognize their contributions to the Company during fiscal 2009, while remaining consistent with our pay-for-performance objectives and the best interests of our stockholders. In making fiscal year-end 2009 compensation decisions, the Committee considered our achievements in fiscal 2009 in light of the current recession, including:

•	Free Cash Flow: Free cash flow[2] for the fiscal year ended 2009 was at its highest level in our history at $1.5 billion.
•

Return of Cash to Stockholders: During 2009, we returned approximately $885 million to our stockholders through stock repurchases and $153 million through dividends. We increased our dividend approximately 21% at a time when many companies were reducing or eliminating their dividends.

•

Debt Reduction: During 2009, we reduced our total debt by $598 million. Our strong balance sheet gave us access to the commercial paper markets and allowed us to refinance $500 million of long-term debt at a more favorable interest rate.

•	Reduction in Operating Costs: In 2009, we continued to reduce operating costs. We set a target to increase our cost reduction efforts by 50% from 2008 levels, and we exceeded our goal.

However, in recognition that our operating performance did not match the expectations set forth at the beginning of the year, the following compensation actions in 2009 deserve mention:

•	We did not grant annual merit salary increases for any executives or other employees during fiscal 2009; and
•

We did not pay any bonuses to our executives or other employees for 2009 performance under our operating performance bonus plan, reflecting our adherence to a pay for performance philosophy for this element of our compensation program.

2 Calculated as net cash flow provided by operating activities, as adjusted to exclude payables related to third-party gift cards, net of receivables, less net cash flow used by investing activities. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less our commission, to card partners. Because this cash flow is temporary, it is not available for other uses, and it is therefore excluded from our calculation of free cash flow.

Fiscal Year 2009 (in millions)
Net cash flow from operating activities	$2,549.7
Increase in payables related to third-party gift cards, net of receivables	(170.4)

Net cash flow from operating activities as adjusted	2,379.3
Net cash flow used by investing activities	(889.0)

Free cash flow	$1,490.3

In addition, we continue to adhere to the following pay practices that our stockholders should note:

•	We currently do not have employment agreements with any executive officers;
•	We currently do not provide contractual change in control or severance benefits to any executive officer;
•

We have a policy that we will not enter into any severance agreement with an executive officer that provides severance benefits in excess of 2.99 times that executive’s most recent salary plus bonus, without stockholder approval;

•	We have a policy for recouping bonuses paid to executive officers under certain circumstances;
•	We do not make gross-up payments to cover our executives’ personal income taxes that may pertain to any of the moderate perquisites we offer; and
•	We have officer and director equity ownership guidelines that we expect our officers and directors to meet within five years of accepting a covered position.

Compensation Objectives and Philosophy

Our compensation programs for our executive officers are designed to attract and retain excellent managers and to motivate these managers to increase the market value of our stock over the long term. In support of these principal objectives, our compensation programs are designed to:

•	Provide our executives with base salaries, retirement and other benefits and perquisites that are competitive with those provided by other companies with whom we compete for executive talent;
•	Pay annual bonuses that reward our executives for the attainment of our annual financial, operational and strategic goals, when met or exceeded;
•

Grant our executives equity-based compensation that will motivate them to improve our long-term performance and, specifically, to increase the market value of our stock price over time, in addition to helping retain those executives; and

•	Motivate our executives to improve their individual performances.

In comparison to similar companies, we believe our compensation programs place greater emphasis on the achievement of Company-wide goals, rather than on the achievement of individual goals. We also believe that, in compensating our executives, we place greater emphasis than other companies on the objective of increasing the market value of our stock. We believe both of these points of difference help align the interests of our executives with those of our long-term stockholders, promote the objective of compensating our executives for Company-wide performance and advance our objective of increasing stockholder returns.

Our principal compensation policies are:

•	To provide base salaries in the aggregate that are slightly below the median of our peer group (described below);
•	To set target total cash compensation (salary plus bonus) at levels at, or slightly below, the peer group median;
•	To pay performance-based compensation and long-term equity compensation in excess of the peer group median when we outperform others in the industry or other appropriate measurement groups; and
•

To subject a significant portion of each executive’s target total direct compensation (salary plus target annual bonus plus long-term equity grant value) to variability based on our financial performance. The components of total direct compensation that vary in value based on our financial performance are annual bonus and long-term equity grant value. In general, these portions of target total direct compensation are progressively greater for more highly-compensated positions. The portions of 2009 target total direct compensation that were variable based on our financial performance for the named executive officers were as follows:

Named Executive Officer	2009 Variable Portion of Target Total Direct Compensation
Steven A. Burd	86%
Robert L. Edwards	80%
Diane M. Dietz	79%
Bruce L. Everette	80%
Larree M. Renda	79%

The design of our compensation program rewards our executives with a mix of base salary, annual bonuses and long-term equity awards, and also has guidelines for minimum share ownership. We believe our approach of setting targets under our incentive compensation plans based on traditional, measurable metrics assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. The metrics that determine payouts for our executives under our incentive compensation plans are Company-wide metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our long-term stockholders. These payouts are also subject to a cap on the maximum amounts that can be earned in any year. In addition, the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk. We believe this blend of compensation elements provides our executives with the appropriate incentives to create long-term value for our stockholders while taking thoughtful and prudent risks to grow the value of the Company.

Peer Group

To determine competitive compensation practices, we collect data about the compensation practices at our peer group companies. The peer group, which is subject to change from time to time based upon industry conditions and availability of data, currently consists of 20 companies, including major grocery retailers, other major retailers and other companies in the food and consumer products industries. Our current peer group is:

Best Buy Co., Inc.

Colgate-Palmolive Company

Costco Wholesale Corporation

CVS Caremark Corporation

Fortune Brands, Inc.

The Gap, Inc.

General Mills, Inc.

The Home Depot, Inc.

J.C. Penney Company, Inc.

Kohl’s Corporation

The Kroger Co.

Limited Brands, Inc.

Lowe’s Companies, Inc.

Macy’s, Inc.

McDonald’s Corporation

Office Depot, Inc.

Staples, Inc.

SuperValu Inc.

Target Corporation

Walgreen Co.

All of these companies, in both the grocery industry and the non-grocery industries, were selected for the peer group because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions. The selected companies generally have annual sales in excess of $10 billion and a market capitalization of more than $5 billion. Peer group data is collected for executive positions so we can determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. In general, we use the medians for comparable positions in the peer group as our competitive benchmarks.

Elements of Compensation

The major elements of compensation for our executive officers are:

•	Base salary;
•	Annual bonus;
•	Equity awards, and
•	Retirement benefits

We also provide certain other benefits and perquisites to our executive officers, at levels we believe to be moderate (as detailed below).

We believe each of these elements forms an integral part of the overall compensation program and, taken together, these elements serve to achieve our compensation objectives, as follows:

Element	Purpose	Characteristics
Base Salaries

Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; subject to modification for individual performance; not based on Company performance

Annual Bonuses	Reward our executives for meeting or exceeding our annual performance objectives, which, when accomplished, should have the effect of increasing our stock price	Opportunities based on the officer’s base salary and competitive levels of total cash compensation; actual earned awards based on achievement against specified targets

Equity Awards	Reward for long-term performance and increases in our stock price; incentive for our executives to increase our market value; retention through service-based vesting

Annual grants of equity under long-term incentive program with grant values based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the last several years; actual pay delivery based on stock price appreciation

Retirement Benefits

Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; not performance-based

Perquisites	Reflect Company security, efficiency or competitive compensation to our executive officers	Based on competitive levels; not performance-based

Other Benefits

Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; not performance-based

We believe it is important to set base salaries, retirement benefits and other benefits and perquisites at competitive levels so we are able to attract and retain excellent managers. We also believe bonus opportunities must be set at competitive levels, but the objective of our bonus programs is to reward our executives for meeting or exceeding our annual performance objectives, which, when accomplished, should have the effect of increasing our stock price. The bonus programs and annual salary increases reward short-term performance and help retain our executive officers. Equity awards reward long-term performance and, specifically, increases in our stock price and total shareholder return. We use equity awards with service-based vesting to serve the retention objective of our compensation program. In this way, the various elements of our compensation program fit together to achieve the objectives described above.

How Compensation is Determined

Base Salaries

The executives we want to attract and retain expect to be paid a base salary that is comparable to the base salaries being paid by companies with which we compete for executive talent. For this reason, the base salaries for executive officers, including our Chairman, President and Chief Executive Officer (“CEO”), are based on competitive salary levels and are subject to modification for individual performance.

Base salaries are evaluated annually for all executive officers. Together with competitive data, individual factors are also considered, in a subjective manner, in setting base salaries, including the executive’s experience, achievements, leadership, teamwork and value to the Company. Consideration of these individual factors encourages our executives to improve their individual performances.

The base salary of Steve Burd, our CEO, is determined annually by our Board of Directors. Early in each fiscal year, Mr. Burd proposes written objectives to the Executive Compensation Committee of our Board of Directors against which his performance in the fiscal year should be measured. At the end of each fiscal year, our Lead Independent Director (currently, Paul Hazen) collects information regarding Mr. Burd’s performance and discusses relevant issues and matters with him. The Lead Independent Director then reports his findings and discussions to the Executive Compensation Committee, which reviews Mr. Burd’s salary each year. The Committee periodically obtains information regarding the compensation of the chief executive officers of our peer group companies. The Committee then meets, without Mr. Burd present, and makes a recommendation to the Board regarding Mr. Burd’s base salary for the next fiscal year. The Board subsequently meets in executive session, without Mr. Burd present, and conducts a formal performance review of Mr. Burd and sets his base salary for the next fiscal year.

With respect to our Executive Vice Presidents, the Committee obtains compensation data concerning comparable positions at our peer group companies, which it reviews with Mr. Burd. Mr. Burd assesses the individual performance of each executive and proposes the base salaries for each of the Executive Vice Presidents. The Committee then sets these salaries. The procedure is similar for our other executive officers. As in its other work, the Committee is assisted by its independent compensation consultant.

As CEO, Mr. Burd’s duties and responsibilities are unique compared to those of the other named executive officers. These responsibilities include overall responsibility for the strategic direction, management and operation of the Company. As a result, Mr. Burd’s base salary, bonus and equity compensation are materially greater than those of the other named executive officers.

Bonuses

The primary purpose of our bonus programs is to motivate our executives to meet or exceed Company-wide performance goals, particularly on a short-term basis, which is intended to increase our market value. We believe bonus programs at certain levels are necessary for competitive purposes to attract and retain desirable executives, and the fact that executives must be employed by us at the end of the fiscal year in order to be eligible for a bonus assists in retention.

We have two bonus plans: an operating performance bonus plan and a capital performance bonus plan. All executive officers participate in the operating bonus plan. Only those executive officers who participate in capital investment decisions participate in the capital bonus plan. The executive officers currently participating in the capital bonus plan include the CEO, the four Executive Vice Presidents, the Senior Vice President of Real Estate and Engineering and the Senior Vice President of Supply Operations. Bonuses are typically paid in March, after the results of the prior fiscal year have been certified by the Committee.

Operating Bonus Plan

Under the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (the “Operating Bonus Plan”), the Committee sets an operating performance threshold for a fiscal year at the beginning of that fiscal year. If that threshold is not met, no bonuses are paid under the Operating Bonus Plan. If that threshold is met, each participating executive officer is eligible to receive his or her maximum bonus amount (as described below), and the Committee examines the extent to which the threshold has been exceeded, considers other performance criteria for the fiscal year, particularly operating profit and identical-store sales growth, and determines the amount of the bonuses to be paid under the Operating Bonus Plan. The Operating Bonus Plan is intended to encourage our executive officers to meet or exceed our annual operational goals.

We undertake an annual planning process that culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for operating performance for the following fiscal year. The specific elements of our operating performance that can be relevant to compensation determinations generally, as set forth in the Operating Bonus Plan, are identical-store sales growth, operating profit and improvement in working capital. Each year, the Committee sets an operating performance threshold based upon one or more of the above factors. If the operating performance threshold is met, the Committee determines the amount of any operating bonuses to be paid, in terms of a percentage of the maximum bonus amount allowed (which can include 0%). The target level for Company operating performance generally produces an Operating Bonus Plan payment of 50% of the maximum bonus amount allowed. In determining the amount of bonus payment for each executive officer, the Committee generally considers major performance objectives for the Company, such as identical-store sales growth and operating profit or earnings per share, because these factors are most indicative of overall Company performance.

Upon hire or promotion (and subject to adjustment periodically), each executive officer is assigned a percentage of base salary that represents such officer’s maximum bonus payment under the Operating Bonus Plan. For example, for our 2009 fiscal year, the CEO was eligible to earn a maximum bonus payment under the Operating Bonus Plan equal to 170% of his annual base salary. Thus, if the Committee determined to pay 100% of the maximum bonus under the Operating Bonus Plan award for that fiscal year, the CEO would be paid a bonus equal to 170% of his annual base salary (but in no event more than $3 million); if the Committee determined to pay 50%, the CEO would be paid a bonus equal to 85% of his annual base salary. For other executive officers, the percentage of annual base salary is smaller. These percentages are established based on a review of competitive compensation levels and may be modified by individual or Company-specific circumstances. Individual factors are considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company, in establishing these percentages. We do not set individual performance targets for our executive officers under our bonus plans. The actual bonuses payable to each executive may be less (but not more) than the maximum bonus amount determined pursuant to the Company performance criteria.

With respect to our 2009 fiscal year, operating profit was selected as the operating performance threshold under the Operating Bonus Plan and was set at $1,563 million (subject to adjustments for unusual items, including any impairment of goodwill recognized in fiscal 2009). The target levels under the Operating Bonus Plan (i.e., for payment of 50% of the maximum bonus) were for operating profit growth of about 6% over the 2008 operating profit level and identical-store sales growth of 1.0% (excluding fuel). Based on our actual results for our 2009 fiscal year, which reflected operating profit of $1,346 million (prior to recognition of any goodwill impairment), our performance did not meet the threshold of operating profit performance under the Operating Bonus Plan. As a result, no bonuses were paid to our executive officers or other bonus-eligible employees under the Operating Bonus Plan for 2009 performance.

Capital Bonus Plan

Because the successful investment of capital is an important part of our business, we have a second bonus plan for measuring performance in this area. The executive officers who are responsible for making capital investment decisions, including the CEO, are eligible for capital performance-based bonus awards under the Amended and Restated Capital Performance Bonus Plan for Executive Officers and Key Employees of Safeway Inc. (the “Capital Bonus Plan”). This bonus compensation is contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally is measured in periods occurring during the first and third fiscal years following the completion of a particular project.

Under the Capital Bonus Plan, in addition to one or more objectively determinable performance goals, the Committee establishes targeted rates of return early in the fiscal year with respect to projects that will be reaching the first or third anniversaries of their completion dates during such fiscal year. These targeted rates of return will generally correspond to the expected internal rate of return at the time the capital project is approved by the Company. The threshold under the Capital Bonus Plan will represent a lesser rate of return, and the maximum will represent a greater rate of return. With respect to first- and third-year projects, if both the performance goal(s) and the capital performance threshold are met for the year of measurement, the CEO and other participating executive officers will be eligible to receive a bonus. Because capital investment is a significant part of our business, the Capital Bonus Plan is intended to encourage our executive officers to make prudent capital investment decisions that produce superior returns.

As described above with respect to the Operating Bonus Plan, each participating executive officer has a bonus potential under the Capital Bonus Plan that is expressed as a percentage of that officer’s annual base salary. This percentage is established at a level intended to emphasize the importance of successful returns on capital spending to the Company. For example, in the case of the named executive officers who participate in the Capital Bonus Plan, the maximum bonus payable to each such officer under the Capital Bonus Plan is 30% of such officer’s annual base salary (but in no event more than $500,000 in the case of the CEO and $350,000 in the case of the other named executive officers). These percentages are established based on a review of competitive compensation levels, as may be modified by individual or Company-specific circumstances. Individual factors are considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company. If the performance goal(s) or the return on invested capital performance threshold for a performance period is not met, no bonuses are paid under the Capital Bonus Plan for that period. If both the performance goal(s) and the return on invested capital performance threshold for a performance period are met under the Capital Bonus Plan, then the Committee examines the extent to which the performance threshold has been exceeded and determines the percentage of the maximum bonus that is payable to the eligible executive officers for that fiscal year based on a pre-established formula. The payout percentage under the Capital Bonus Plan is generally the result of a mathematical straight-line calculation. The actual bonuses payable to each executive may be less (but not more) than the maximum bonus amount determined pursuant to the formula, as the Committee retains the discretion to reduce or eliminate the bonus amount otherwise payable.

With respect to our 2009 fiscal year, operating profit was selected as the objectively determinable performance goal under the Capital Bonus Plan and was set at $500 million (subject to adjustments for unusual items). The threshold for return on invested capital performance was set at 20.2% as the weighted-average return on assets for first-year projects, and 29.4% as the weighted-average return on assets for third-year projects. The target performance (i.e., for payment of 50% of the maximum bonus) was set at 21.1% as the weighted-average return on assets for first-year projects, and 30.9% as the weighted-average return on assets for third-year projects. Based on the results measured for our 2009 fiscal year, which reflected operating profit of $1,346 million (prior to recognition of any goodwill impairment), weighted-average returns on assets of 22.1% on first-year projects and 31.4% on third-year projects, the Committee determined that the CEO and other participating executive officers would be paid a capital performance-based bonus for our 2009 fiscal year with respect to measured first- and third-year projects in an amount equal to 82.5% of the maximum allowable bonus.

We believe the target total cash compensation (base salary plus “target” bonus) for our executive officers averages below the median of our peer group. Target bonus is the amount that normally would be awarded for meeting goals and is generally 50% of the maximum bonus award.

Equity

We have historically granted to our executive officers two forms of equity compensation: (1) stock options; and (2) restricted stock. We also have granted to certain of our executive officers restricted stock awards with respect to the stock of Blackhawk.

Stock Options

Like many companies, we have a long-term incentive program (“LTIP”). Generally, the purpose of our LTIP is to encourage our executives to improve the Company’s long-term value, while also serving as a method for retaining our executives. Historically, our LTIP has involved annual grants of stock options to our executive officers. Compared to other LTIP programs that may involve a mix of cash and equity vehicles, we believe our equity-based LTIP most effectively focuses long-term performance on the objective of share-price appreciation and aligns the interest of management with that of our stockholders.

Under the LTIP, the Committee has historically made annual grants of stock options to all executive officers based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the last several years. The Committee determines appropriate amounts of long-term incentive compensation to be paid to the CEO, the Executive Vice Presidents and the Senior Vice Presidents by examining competitive data ranges of compensation levels around the median peer group level and the binomial value of Company options, and taking into account recent Company performance. The Committee also considers individual factors, in a subjective manner, in determining amounts of long-term incentive compensation, including the executive’s experience, achievements, leadership, teamwork and value to the Company. We believe that our total direct compensation to executives in 2009 (total cash plus the grant date value of these equity awards) was essentially at the median of the peer group, reflecting the fact that our recent performance was comparable to that of our peer group.

All of our stock option grants to our executive officers since 2003 have vested at the rate of 20% per year over five years. From 2003 through 2008, stock options were granted with a term of six years. Beginning in 2009, stock options were granted with a term of ten years to provide a longer period for measuring and rewarding performance. Our options are granted with a per share exercise price equal to the closing price of our stock on the grant date, as determined under our equity plan (currently the 2007 Equity Plan). In a healthy economic environment, we believe stock options provide an incentive for our executives to increase the Company’s market value, as represented by our stock price.

A table elsewhere in this Proxy Statement shows the stock option grants made to the named executive officers in the 2009 fiscal year.

In recent years, stock options have not provided sufficient value to our executive officers to act as strong motivation and retention vehicles. As a result, for LTIP grants made in the 2010 fiscal year, each executive officer was allowed to choose a mix of options and restricted stock in increments of 25%. Each executive’s award could be 25% restricted stock, or 50%, 75%, 100% or 0%. For an executive who chose to receive restricted stock, the number of shares of restricted stock granted in lieu of options was based on an exchange ratio of 3.25 options for one share of restricted stock. This exchange ratio was chosen to approximate an equivalent grant date value for any mix of options and restricted stock that an executive might elect. Both types of awards are subject to the standard five-year vesting schedule. Many of our peers also have moved away from granting all of their long-term incentive value in stock options toward grants with a portion of the value in restricted stock or performance stock or cash.

Restricted Stock

We have made restricted stock awards in the past only on certain occasions. These occasions were to attract certain new executive officers and to retain certain executive officers integral to our success at times when our existing compensation programs were insufficient to ensure retention. (Restricted stock in our Blackhawk subsidiary was awarded for the reasons described in the next section.) In 2009, to enhance retention and provide recognition to key members of the senior management team during a time of economic unrest, we awarded an aggregate of 400,150 shares of restricted stock to certain of our officers, including our CEO and other executive officers. Most of such awards vest at a rate of one-third per year over three years, while a small number of such awards vest 60% on the third anniversary of the grant date and 20% on each of the next two anniversaries of the grant date. The Committee currently anticipates future awards of restricted stock will be made, as necessary and appropriate, for similar reasons.

A table elsewhere in this Proxy Statement shows the restricted stock grants made to the named executive officers in the 2009 fiscal year.

Restricted Stock of Blackhawk

Blackhawk is engaged in businesses related to, but different from, our food retail business. Blackhawk’s businesses include electronic gift cards, other prepaid electronic cards (telecom, attractions, sports) and other products and services. Our Board of Directors believes Blackhawk is a high-growth business that, because of our ownership interest, could produce significant value to the Company and our stockholders.

In an effort to encourage the growth of Blackhawk for the benefit of the Company and our stockholders, and to retain executives viewed as important to our success, in 2006, the Committee approved a restricted stock program at Blackhawk. Restricted shares of Blackhawk Common Stock were awarded to key Blackhawk executives. In addition, restricted shares of Blackhawk Common Stock were awarded to our executives whom the Committee believes are particularly responsible for the continued and future growth of Blackhawk. In 2009, our Board approved an award of Blackhawk restricted stock to one of our named executive officers, Diane Dietz, who joined the Company in 2008.

Retirement Plans

As noted above, we provide retirement benefits to our executive officers so our compensation package can be competitive with those retirement benefits provided by similar companies. Retirement benefits provide some degree of financial stability and certainty for our executives, helping to attract and retain desirable executives.

Retirement, or pension, benefits are provided to our executive officers under the Employee Retirement Plan (the “ERP”), a tax-qualified defined benefit pension plan, and the Retirement Restoration Plans, non-qualified and unfunded defined benefit plans (collectively, the “Retirement Plans”). The Retirement Restoration Plans provide benefits to certain employees, including executive officers, that cannot be paid under the ERP due to

Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid under the ERP. The Retirement Restoration Plans also recognize all compensation deferred under our deferred compensation plans for purposes of determining such benefits.

In 2005, our Board approved the terms of a supplemental executive retirement agreement (the “SERP”) for Mr. Burd. The Executive Compensation Committee previously approved and recommended the SERP. In making its recommendation, the Committee reviewed comparative data from approximately 150 public companies and from certain companies in the food industry. The Committee determined that Mr. Burd’s total retirement benefit under the Retirement Plans was below the level of retirement benefits provided to chief executive officers of the companies examined. In order to retain Mr. Burd’s services and to make his retirement benefits comparable to those of other executives, the Committee approved the SERP, which placed Mr. Burd approximately at the median of the executives examined.

No other executive officer has a supplemental retirement benefit other than the Retirement Restoration Plans.

For more detailed discussions of the Retirement Plans and the SERP, please see “Executive Compensation – Post-Employment Compensation – Pension Benefits” later in this Proxy Statement.

Tally Sheets

On at least an annual basis, the Committee reviews tally sheets for each of the named executive officers. These documents collect in one place the total compensation received by each named executive officer, and the compensation each named executive officer would receive under various events, including retirement, termination and change in control. The Committee reviews these tally sheets so it understands how these various events would affect the compensation received by these officers; however, the Committee has not historically used tally sheets to generally evaluate how each compensation element fits into our overall compensation objectives.

Other Elements of Compensation

Deferred Compensation Plans

We have two deferred compensation plans in which eligible officers, including executive officers, may participate. The plans allow the officer to defer salary or bonus and to have these funds mirror the investment performance of a selection of mutual funds. We do not contribute funds to the individual accounts of our executive officers under the deferred compensation plans. We are responsible for making payments under the plans on designated distribution dates.

For more detailed discussions of the deferred compensation plans, please see “Executive Compensation – Post-Employment Compensation – Non-Qualified Deferred Compensation ” later in this Proxy Statement.

Perquisites

Corporate Aircraft.  Based on the analysis of an independent security advisor, our Board has directed that Mr. Burd will ordinarily use Company aircraft for all air travel, both business and personal, including his immediate family when they are accompanying him. The Board has set guidelines to limit the incremental cost to the Company of the corporate aircraft based on Mr. Burd’s personal use. Incremental cost is calculated on the basis of our variable operating costs, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other variable costs. Making Company aircraft available to Mr. Burd allows him to efficiently and securely conduct business during both business and personal trips. The Board believes that the value to the Company of making Company aircraft available to Mr. Burd, in terms of safety, security and efficiency, is greater than the incremental cost we incur to make the aircraft available to Mr. Burd. Other executive officers are generally discouraged from making personal use of the corporate aircraft, either by taking personal trips or by having non-business passengers accompany them on business trips.

Company-Provided Automobile.  For security purposes, we lease an automobile to provide ground transportation to Mr. Burd for commuting and business purposes. The commuting use is reflected as a perquisite for calculating Mr. Burd’s compensation in the tables set forth in this Proxy Statement. No other executive officer makes use of a Company-provided automobile for non-business purposes.

Home Security System.  For security reasons, we have installed home security systems at Mr. Burd’s residences. No other executive officer has a Company-provided home security system.

Financial Planning.  We make available to our executive officers the services of a financial planning firm. The firm offers services, paid for by us, valued at $15,000 for the executive’s first year with the firm, and $10,000 for each year after the first year. The executive is responsible for income taxes on any services provided through this program. Some executives, including Mr. Burd, have decided not to participate in this program.

We believe the perquisites described above are necessary and appropriate for reasons of Company security, efficiency or to provide competitive compensation to our executive officers. As noted above, we do not make gross-up payments to cover our executives’ personal income taxes that may pertain to any of the perquisites we offer.

Death Benefits

We provide modest death benefits to executives who are Senior Vice Presidents or higher under the Retirement Restoration Plans. Approximately 40 of our current executives are eligible for these death benefits. (For a detailed description of these benefits, please see “Executive Compensation – Post-Employment Compensation – Pension Benefits” later in this Proxy Statement.) We believe these benefits help make our overall compensation package competitive and that they are reasonable within the overall structure of our compensation programs. In December 2008, our Board amended the special death benefit under the Retirement Restoration Plans to eliminate the post-retirement death benefit for any current employees below the level of Senior Vice President who are promoted to the position of Senior Vice President or higher on or after December 15, 2008 and for any new employees who join the Company on or after December 15, 2008.

Other Employee Benefits

We also provide other customary employee benefits so that our overall compensation package is competitive. We pay for life insurance for each corporate employee (including executive officers) in an amount equal to two times annual salary, up to a maximum of $1 million. The employee is responsible for the income tax for any amount exceeding $50,000 in coverage. We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees.

Change in Control

We have not historically entered into severance or change in control agreements with our executive officers providing for cash payments in the event of the executive’s termination, whether such termination is voluntary, for cause or otherwise. We believe that equity-based compensation motivates our executive officers to increase the market value of our stock and sufficiently aligns our executives’ interests with those of the Company and our stockholders.

Our equity plan provides that all unvested stock options and restricted stock accelerate and vest in the event the Company undergoes a change in control. In keeping with our belief that our employees are directly responsible for the market value of our Common Stock, we believe it is appropriate to reward our employees with the full value of their equity awards in the event of a change in control of the Company. The outstanding shares of restricted Blackhawk Common Stock do not accelerate in the event of a change in control of the Company or Blackhawk.

Other Compensation Policies

Timing of Stock Option Grants

It has been our long-standing practice to set the exercise price for stock options at the closing trading price for our Common Stock on the date of grant. Our policy is to select option grant dates for existing executive officers under the LTIP program that are the first day of our insider trading window period after the Committee meeting approving such grants, with the exercise price to be set at the closing trading price on that day.

Our policy is that option grant dates for newly hired executive officers are the first business day of the calendar month following the first date of employment. Our policy for newly promoted executive officers is that option grant dates are the first day of our insider trading window period following the fiscal quarter in which such promotion occurred.

The Committee has the sole authority to make stock option grants to executive officers. The Committee generally will authorize grants to such officers only at a meeting, and the option grant dates selected will be no earlier than the date of the meeting.

Equity Ownership Guidelines

We have established guidelines for stock ownership by our executive officers. We believe these guidelines, which are set forth in our Corporate Governance Guidelines, further link the interests of our executives and stockholders. Under these guidelines, the multiple of annual base salary to be owned in stock depends on the executive’s role in the Company, as follows:

Position	Multiple of Base Salary
CEO	10x
Executive Vice President	4x
Senior Vice President	2x

The executive officers have until the year 2011, or five years from the date of assuming the position (whichever is later), to meet these guidelines.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain of the named executive officers to $1 million annually. Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Thus, amounts paid under our bonus plans and stock options granted pursuant to the LTIP will generally be fully deductible for tax purposes. Salary and restricted stock awards, including Blackhawk restricted stock, are subject to the Section 162(m) $1 million deduction limit. We consider the tax deductibility of any element of executive compensation as a factor in our overall compensation program. It is our intent to qualify all compensation paid to our top executives, where practicable under our compensation policies, for deductibility under the Section 162(m) limits in order to maximize our income tax deductions. However, the Executive Compensation Committee may approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid.

Recoupment Policy

In 2009, we adopted a policy that if an executive officer engages in ethical misconduct that causes a material restatement of our financial statements that affects a financial metric used to calculate bonuses, then the Executive Compensation Committee will have the discretion to determine whether recoupment of the portion of any bonus paid to an executive officer within the preceding three years that would not have been paid had there been no ethical misconduct and no restatement of the financials is appropriate under the particular facts and circumstances. The recoupment policy does not apply if the Committee determines that, after making appropriate adjustments to the performance targets for the affected years, any changes in bonus amounts payable based on the restated financial results effectively offset one another.

The following Report of the Executive Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the 2009 10-K, for filing with the SEC.

Executive Compensation Committee3:

Raymond G. Viault, Chair

Paul Hazen

Frank C. Herringer

Robert I. MacDonnell

Kenneth W. Oder

Michael S. Shannon4

Rebecca A. Stirn

[3]	As the Executive Compensation Committee was constituted on March 9, 2010.
[4]	Mr. Shannon was appointed to the Executive Compensation Committee in December 2009.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007. The named executive officers are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers. Columns specified in the SEC rules are omitted where there is no amount to report.

Name and Principal Position	Year	Salary(1)	Stock Awards (2)(3)	Option Awards (2)(4)	Non-Equity Incentive Plan Compensation (5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Steven A. Burd,	2009	$1,449,000	$491,611	$6,922,200	$358,627		$1,508,505	$161,565	$10,891,508
Chairman, President and	2008	$1,467,442		$8,780,100	$399,944	(8)	$2,490,234	$389,555	$13,527,275
Chief Executive Officer(9)	2007	$1,389,443		$9,827,800	$1,786,823		$2,475,712	$255,082	$15,734,860

Robert L. Edwards,	2009	$638,305	$120,978	$2,042,049	$157,981		$61,932	$1,866	$3,023,111
Executive Vice President	2008	$646,429		$2,396,967	$216,722		$—	$—	$3,260,118
and Chief Financial Officer	2007	$612,615		$2,682,989	$521,335		$91,012	$—	$3,907,951

Diane M. Dietz,	2009	$670,001	$1,005,280	$2,042,049	$165,825		$5,719	$1,960	$3,890,834
Executive Vice President and
Chief Marketing Officer(10)

Bruce L. Everette,	2009	$638,471	$120,978	$2,042,049	$158,021		$230,725	$1,866	$3,192,110
Executive Vice President,	2008	$646,596		$2,449,648	$216,778		$104,154	$—	$3,417,176
Retail Operations	2007	$612,773		$2,741,956	$521,470		$131,782	$—	$4,007,981

Larree M. Renda,	2009	$670,465	$127,027	$2,042,049	$165,940		$163,942	$57,687	$3,227,110
Executive Vice President,	2008	$678,999		$2,572,569	$227,641		$7,126	$10,000	$3,496,335
Chief Strategist and	2007	$643,480		$2,879,545	$547,601		$80,034	$10,000	$4,160,660
Administrative Officer

(1)	This amount is the named executive officer’s base compensation, which consists of the regular weekly base salary rate, excluding moving expenses, bonus pay and other payments that are not considered part of the computation of regular weekly salary rate, multiplied by the number of weeks worked during 2009, 2008 and 2007 (52 weeks, 53 weeks and 52 weeks, respectively). This amount also includes amounts earned but deferred at the election of the executive officer under our Executive Deferred Compensation Plans. See the discussion of the Executive Deferred Compensation Plans under “Executive Compensation – Post-Employment Compensation – Non-Qualified Deferred Compensation” later in this Proxy Statement.
(2)	The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the named executive officer.
(3)	This amount consists of the aggregate grant date fair value of grants of our restricted stock and restricted Common Stock of Blackhawk in fiscal years 2009, 2008 and 2007, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Compensation – Stock Compensation.” The value of Blackhawk restricted stock for purposes of computing the grant date fair value in fiscal year 2009 is based on an independent valuation, using methodologies described in footnote 10 on page 41 of this Proxy Statement. No grants of Blackhawk restricted stock were made to any of the named executive officers in 2008 or 2007.
(4)	This amount consists of the aggregate grant date fair value of grants of stock options in fiscal years 2009, 2008 and 2007, as applicable, computed in accordance with FASB ASC Topic 718. All options granted to the named executive officers in 2009, 2008 and 2007 have an exercise price equal to the closing sale price of our Common Stock on the date of grant and become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period. Options granted to the named executive officers in 2009 have a ten-year term. Options granted to the named executive officers in 2008 and 2007 have a six-year term. Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of our Common Stock, overall market conditions and the continued employment of the named executive officer. There can be no assurance that the amounts reflected in such calculation will be achieved. Also see Note I to the Consolidated Financial Statements in the 2009 10-K for an explanation of the assumptions made by us in the valuation of these stock option awards.
(5)	This amount consists of the cash bonuses awarded under our Operating Bonus Plan and our Capital Bonus Plan to each of the named executive officers for 2009, 2008 and 2007, as applicable. The amounts disclose the actual bonuses earned for 2009, 2008 and 2007 performance which were paid in April 2010, March 2009 and March 2008, respectively, and do not reflect the amounts shown in the Grants of Plan-Based Awards Table below. These amounts also include amounts earned but deferred at the election of the executive officer under our Executive Deferred Compensation Plans. Additional explanation of the non-equity incentive plan compensation amounts paid can be found under the caption, “Compensation Discussion and Analysis–Elements of Compensation–Bonuses” earlier in this Proxy Statement.

(6)	This amount shows the change in pension value in fiscal years 2009, 2008 and 2007, as applicable. There were no above-market or preferential earnings for any of the named executive officers in fiscal years 2009 or 2008 under our Executive Deferred Compensation Plans. Includes aggregate above-market or preferential earnings in fiscal year 2007 of $8,590 for Ms. Renda. There were no above-market or preferential earnings for Mr. Burd, Mr. Edwards or Mr. Everette in fiscal year 2007.
(7)	This amount consists of all other compensation for the named executive officers. Included are amounts reflecting the aggregate incremental cost to the Company of providing personal use of Company aircraft to the named executive officers. Such aggregate incremental cost is calculated on the basis of the additional variable operating costs to us, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs, resulting from such personal use. Fixed costs, which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips, are excluded from the calculation of incremental cost. Pursuant to a resolution of the Board of Directors, Mr. Burd, as our Chief Executive Officer, is to use Company aircraft for all air travel, both business and personal, for security reasons. For 2009, our aggregate incremental cost related to Mr. Burd’s personal use of Company aircraft was $140,697. In 2009, Ms. Renda also made personal use of the Company aircraft in an isolated instance. Our aggregate incremental cost related to this use was $45,727. There were no incremental costs for personal use of Company aircraft for the other named executive officers. In 2009, this amount also includes $2,556 with respect to Mr. Burd’s commuting use of a Company-leased automobile, calculated by allocating the total costs associated with operating the vehicle on a proportionate basis between Mr. Burd’s business and personal uses. No other named executive officer makes use of a Company-provided automobile for non-business purposes. This amount further includes the 2009 capitalized amount of $6,645 related to security equipment installed in Mr. Burd’s residences, as well as $4,082 for service, repair, parts and back-up equipment required for the installation of the security equipment. The monthly maintenance charges related to Mr. Burd’s home security are paid by Mr. Burd and are not reimbursed by us. No other named executive officer has a Company-provided home security system. For Ms. Renda, 2009 also includes our cost for financial planning services provided by a financial planning firm. Included for all named executive officers are dividends earned on restricted stock during 2009.
(8)	Mr. Burd elected to forgo $200,000 of the cash bonus he earned and otherwise would have been awarded under the Capital Bonus Plan.
(9)	Mr. Burd also serves on the Board; however, he does not receive additional compensation for his service as a director.
(10)	Ms. Dietz was not a named executive officer in fiscal years 2008 or 2007. Accordingly, 2008 and 2007 compensation information is not provided for Ms. Dietz.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for each named executive officer with respect to all grants of plan-based awards in the fiscal year ended January 2, 2010. We do not grant performance-based awards under any equity incentive plan. Columns specified in the SEC rules are omitted where there is no amount to report.

	Date of Executive Compensation Committee Action	Grant Date(1)	Plan(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)						All Other Stock Awards: Number of Shares of Stock or Units(6)	All Other Option Awards: Number of Securities Underlying Options(7)	Exercise or Base Price of Option Awards ($/Sh)(8)	Grant Date Fair Value of Stock and Option Awards(9)
Name				Threshold (4)		Target (4)		Maximum (5)
Steven A. Burd	2/18/2009	3/2/2009	2007 Equity Plan								1,000,000	$18.28	$6,922,200
		3/4/2009	2007 Equity Plan							26,820			$491,611
			Operating Bonus Plan		$0		$1,231,650		$2,463,300
			Capital Bonus Plan		$0		$217,350		$434,700

Robert L. Edwards	2/18/2009	3/2/2009	2007 Equity Plan								295,000	$18.28	$2,042,049
		3/4/2009	2007 Equity Plan							6,600			$120,978
			Operating Bonus Plan		$0		$303,195		$606,390
			Capital Bonus Plan		$0		$95,746		$191,492

Diane M. Dietz	2/18/2009	3/2/2009	2007 Equity Plan								295,000	$18.28	$2,042,049
		3/4/2009	2007 Equity Plan							6,930			$127,027
		5/13/2009	Blackhawk Plan							167,000			$878,253
			Operating Bonus Plan		$0		$318,250		$636,501
			Capital Bonus Plan		$0		$100,500		$201,000

Bruce L. Everette	2/18/2009	3/2/2009	2007 Equity Plan								295,000	$18.28	$2,042,049
		3/4/2009	2007 Equity Plan							6,600			$120,978
			Operating Bonus Plan Capital Bonus Plan	$ $	0 0	$ $	303,274 95,771	$ $	606,547 191,541

Larree M. Renda	2/18/2009	3/2/2009	2007 Equity Plan								295,000	$18.28	$2,042,049
		3/4/2009	2007 Equity Plan							6,930			$127,027
			Operating Bonus Plan		$0		$318,471		$636,942
			Capital Bonus Plan		$0		$100,570		$201,140

(1)	In accordance with our policy regarding the timing of stock option grants, the grant date for fiscal year 2009 grants under our LTIP program was the first day of our insider trading window period after the Executive Compensation Committee meeting at which such grants were approved.
(2)	We maintain the Operating Bonus Plan, the Capital Bonus Plan, the 2007 Equity Plan and a Blackhawk Network Holdings, Inc. 2006 Restricted Stock Plan for Safeway Executives (the “Blackhawk Plan”). Additional descriptions of each plan can be found below this table.
(3)	Payouts under the non-equity incentive plans were based on performance in 2009. The information in the Threshold, Target and Maximum columns reflects the range of possible payouts when the performance goals were set in February 2009. The amounts actually paid under the Operating Bonus Plan and Capital Bonus Plan for 2009 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(4)	Pursuant to the Operating Bonus Plan and Capital Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal. Performance at or above these minimums would result in a payment from $0 up to the maximum bonus amounts. The target levels under the Operating Bonus Plan (i.e., for payment of 50% of the maximum bonus) were for identical-store sales growth of 1.0% (excluding fuel) and operating profit growth of about 6% over the 2008 operating profit level. Target performance under the Capital Bonus Plan for the 2009 fiscal year (i.e., for payment of 50% of the maximum bonus) was set at 21.1% as the weighted-average return on assets for first-year projects, and 30.9% as the weighted-average return on assets for third-year projects.
(5)	Pursuant to the Operating Bonus Plan and Capital Bonus Plan, the amounts shown in this column for Mr. Burd represent 200% of his base compensation for 2009. The amounts shown in this column for Ms. Dietz, Mr. Edwards, Ms. Renda and Mr. Everette represent 125% of their base compensation.
(6)	Represents our restricted stock granted to the named executive officers during 2009 pursuant to the 2007 Equity Plan. Such restricted stock awards vest in annual installments of 33 1/3%, commencing one year from the date of grant, with full vesting occurring on the third anniversary of the date of grant. For Ms. Dietz, also represents Blackhawk restricted stock granted to Ms. Dietz during 2009 pursuant to the Blackhawk Plan. Such restricted stock award was 20% vested on the date of grant. The remaining 80% vests in annual installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fourth anniversary of the date of grant.
(7)	Represents options granted to the named executive officers during 2009 pursuant to the 2007 Equity Plan. Such option awards have a ten-year term and become exercisable in annual installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant.
(8)	Represents the fair market value of our Common Stock on the date of grant, based on the closing market price of our Common Stock on such date as reported in The Wall Street Journal.
(9)	See Note I to the Consolidated Financial Statements in the 2009 10-K for an explanation of the assumptions made in the valuation of the Safeway stock and option awards.

Description of the Operating Bonus Plan

Bonus Awards

Eligibility.  Each of our executive officers (including our CEO) is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined by the Executive Compensation Committee, of the amount obtained by multiplying the executive officer’s regular weekly base salary rate by the number of weeks during a pre-established plan year that the executive served as an executive officer, up to a maximum bonus of $3 million in the case of the CEO and $1.5 million in the case of the other executive officers. An executive officer is defined as an officer subject to Section 16(a) of the Securities Exchange Act of 1934.

Business Criteria.  Each executive officer’s bonus is based on a pre-established performance target which includes one or more of the following components: (i) identical-store sales; (ii) operating profit; and (iii) working capital. For purposes of such goal, identical-store sales and operating profit include all of our operations.

Bonus Amount.  The bonus award for any executive officer is based on the achievement of specified levels above the performance target, but the Committee, in its discretion, may reduce the amount payable to any executive officer. Prior to the payment of a bonus award to an executive officer, the Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Operating Bonus Plan provides that for each fiscal year, the Committee may provide for adjustments (as determined in accordance with generally accepted accounting principles (“GAAP”)) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations not qualifying as a business segment under GAAP, or (v) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Salary Adjustments.  Any change in base salary affected after the first day of the fiscal year may be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment. Each bonus award may be paid, at the option of the recipient, in cash or in stock, or in any combination of cash and stock. Stock bonuses are awarded in accordance with the provisions of the 2007 Equity Plan.

Accounting Practices.  The components of a performance target will be determined in accordance with our accounting practices in effect on the first day of the fiscal year, subject to the adjustments described above.

Amendment.  The Operating Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets, target bonus awards or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

Description of the Capital Bonus Plan

Bonus Awards

Eligibility.  Our executive officers and key employees who are responsible for making capital investment decisions are eligible to receive bonus awards under the Capital Bonus Plan. The maximum bonus amount for each executive officer for each fiscal year is equal to a pre-established percentage (up to 30%), determined by the Committee, of such executive officer’s annual base compensation, up to a maximum bonus of $350,000 ($500,000 in the case of the CEO).

Business Criteria.  Each executive officer’s bonus under the Capital Bonus Plan is contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally is measured in periods occurring during the first and third fiscal years following completion of a particular project.

Bonus Amount.  The actual bonus amount for each executive officer is based on the achievement of specified levels at or above the performance target, but we have retained the discretion to reduce or eliminate the bonus amount otherwise payable to an executive officer (including the CEO). Prior to the payment of a bonus award to an executive officer, the Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Capital Bonus Plan provides that for each fiscal year, the Committee may provide for adjustments (as determined in accordance with GAAP to the extent applicable or, if not applicable, in accordance with our accounting practices, as in effect on the first day of the relevant performance period) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal or discontinued operation of a segment of a business (whether or not such segment qualifies as a “business segment” under GAAP), (iii) related to a change in accounting principle under GAAP, or (iv) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Compensation Adjustments.  Any change in eligibility or annual base compensation effected after the first day of the fiscal year is taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment.  Each bonus under the Capital Bonus Plan will be paid in cash.

Amendment.  The Capital Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Committee determines should be “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets after the commencement of the fiscal year with respect to which such bonus awards relate.

Description of the 2007 Equity Plan

In May 2007, our stockholders approved the 2007 Equity Plan. No awards have been made under the 1999 Equity Plan since the 2007 Equity Plan became effective.

General Nature and Purpose.  The principal purpose of the 2007 Equity Plan is to provide additional incentive for our directors, key employees and consultants (and the employees and consultants of our subsidiaries) to further our growth, development and financial success, and the growth, development and financial success of our subsidiaries, by personally benefiting through the ownership of our Common Stock, or other rights that recognize such growth, development and financial success. The 2007 Equity Plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments.

Administration of the 2007 Plan.  The Executive Compensation Committee is the administrator of the 2007 Equity Plan. The Committee has the power to: select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2007 Equity Plan; determine whether options are to be non-qualified stock options or incentive stock options, or whether awards are to be “qualified performance-based compensation” under Section 162(m) of the Code; construe and interpret the terms of the 2007 Equity Plan and awards granted pursuant to the 2007 Equity Plan; adopt rules for the administration, interpretation and application of the 2007 Equity Plan; interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2007 Equity Plan; and amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Awards Under the 2007 Equity Plan.  The 2007 Equity Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Award Limits.  The 2007 Equity Plan provides that (i) awards covering not more than 2,000,000 shares may be granted to any of our executive officers in any calendar year or to any employee (other than an executive officer) in the calendar year of his or her hiring, and awards covering not more than 800,000 shares may be granted to any employee (other than an executive officer) in any subsequent year, and (ii) awards covering not more than 800,000 shares may be granted to any consultant in any year, in each case, subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2007 Equity Plan. In addition, certain employees — those whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code — may not receive cash-settled performance awards in any calendar year having an aggregate maximum amount payable in excess of $5,000,000.

Description of the Blackhawk Plan

Under the terms of the Blackhawk Plan, we may grant restricted stock awards to certain of our executives. The restricted stock awards are in the form of shares of Blackhawk Common Stock.

Purchase Price.  The purchase price of the restricted shares of Blackhawk Common Stock is par value ($0.001 per share). The restricted shares are nontransferable and are subject to repurchase rights (described below).

Vesting.  An executive’s restricted shares are subject to time-based vesting. The executive must remain employed by us or one of our subsidiaries until the restricted shares vest. The initial awards generally were 20% vested on the grant date (on or about February 24, 2006) and vested in additional cumulative 20% installments on January 31 of each subsequent year through 2010. The subsequent award made in May 2009 imposed a similar vesting schedule.

Repurchase of Unvested Shares.  Following an executive’s termination of employment, Blackhawk has the right to repurchase any restricted shares that remain unvested at the original par value purchase price.

Fair Market Value.  Blackhawk obtains a periodic appraisal of the fair market value of the restricted shares, which is determined by an independent valuation firm. The appraisal is based on the value of Blackhawk after the application of any appropriate discounts.

Restrictions on Vested Shares.  Safeway, Blackhawk and the executives are parties to a stockholders’ agreement that restricts the sale or disposition of the restricted shares held by the executives. The agreement prohibits an executive’s sale or disposition of the restricted shares without our consent. An executive’s vested restricted shares are subject to certain put and call rights in the event of termination and certain other circumstances.

Corporate Transactions.  An executive’s restricted shares will continue to be subject to vesting following a spin-off, change in ownership or control or initial public offering of Blackhawk.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each named executive officer with respect to: (1) each grant of options to purchase our Common Stock that was made at any time, had not been exercised and remained outstanding at January 2, 2010; and (2) each award of restricted stock that was made at any time, had not vested and remained outstanding at January 2, 2010. Columns specified in the SEC rules are omitted where there is no amount to report.

	OPTION AWARDS (1)						STOCK AWARDS (2)
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Steven A. Burd	2,000,000	0			$53.88	12/11/2010	26,820	(9)		$570,998	(9)
	823,333	205,834	(3)		$18.11	3/18/2011	100,000	(10)		$750,000	(10)
	617,400	411,600	(4)		$23.01	2/15/2012
	400,000	600,000	(5)		$35.37	2/26/2013
	200,000	800,000	(6)		$29.94	2/25/2014
	0	1,000,000	(7)		$18.28	3/2/2019

Robert L. Edwards	400,000	0			$20.02	3/25/2010	6,600	(9)		$140,514	(9)
	211,169	52,973	(3)		$18.11	3/18/2011	33,400	(10)		$250,500	(10)
	163,800 109,200 54,600 0	109,200 163,800 218,400 295,000	(4) (5) (6) (7)	$ $ $ $	23.01 35.37 29.94 18.28	2/15/2012 2/26/2013 2/25/2014 3/2/2019

Diane M. Dietz	58,600 0	234,400 295,000	(8) (7)	$ $	26.82 18.28	8/1/2014 3/2/2019	6,930 133,600	(9) (11)	$ $	147,540 1,002,000	(9) (11)

Bruce L. Everette	215,579	53,895	(3)		$18.11	3/18/2011	6,600	(9)		$140,514	(9)
	6,000	0			$2.38	8/27/2011	33,400	(10)		$250,500	(10)
	50,000	0			$45.67	12/4/2011
	167,400 111,600 55,800 0	111,600 167,400 223,200 295,000	(4) (5) (6) (7)	$ $ $ $	23.01 35.37 29.94 18.28	2/15/2012 2/26/2013 2/25/2014 3/2/2019

Larree M. Renda	226,379	56,595	(3)		$18.11	3/18/2011	6,930	(9)		$147,540	(9)
	6,000	0			$2.38	8/27/2011	33,400	(10)		$250,500	(10)
	175,800 117,200 58,600 0	117,200 175,800 234,400 295,000	(4) (5) (6) (7)	$ $ $ $	23.01 35.37 29.94 18.28	2/15/2012 2/26/2013 2/25/2014 3/2/2019

(1)	Reflects all options held by the named executive officers as of January 2, 2010. Option awards become exercisable in annual installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. The exercise price of all options is equal to the fair market value of our Common Stock on the date of grant, based on the closing market price of our Common Stock for such date as reported in The Wall Street Journal.
(2)	Reflects all restricted stock awards held by the named executive officers as of January 2, 2010.
(3)	Options vest 20% per year with vesting dates of 3/18/2006, 3/18/2007, 3/18/2008, 3/18/2009 and 3/18/2010.
(4)	Options vest 20% per year with vesting dates of 2/15/2007, 2/15/2008, 2/15/2009, 2/15/2010 and 2/15/2011.
(5)	Options vest 20% per year with vesting dates of 2/26/2008, 2/26/2009, 2/26/2010, 2/26/2011 and 2/26/2012.
(6)	Options vest 20% per year with vesting dates of 2/25/2009, 2/25/2010, 2/25/2011, 2/25/2012 and 2/25/2013.
(7)	Options vest 20% per year with vesting dates of 3/2/2010, 3/2/2011, 3/2/2012, 3/2/2013 and 3/2/2014.
(8)	Option vests 20% per year with vesting dates of 8/1/2009, 8/1/2010, 8/1/2011, 8/1/2012 and 8/1/2013.

(9)	Represents shares of Common Stock of Safeway Inc. granted to the named executive officers on March 4, 2009 pursuant to the 2007 Equity Plan. Restricted stock vests 33 1/3% per year with vesting dates of 3/4/2010, 3/4/2011 and 3/4/2012.
(10)	Represents shares of Common Stock of Blackhawk granted to the named executive officers on February 24, 2006 pursuant to the Blackhawk Plan. Blackhawk restricted stock was 20% vested on the date of grant. An additional 20% of the shares vested on 1/31/2007, 1/31/2008, 1/31/2009 and 1/31/2010. The value of Blackhawk restricted stock was estimated to be $7.50 per Blackhawk share based on the most recent valuation provided by an independent valuation firm using standard methodologies for valuing non-public businesses. The valuation firm applied discounts and weightings to enterprise valuations determined under several scenarios and, in some scenarios, applied an additional discount for the lack of marketability of the shares.
(11)	Represents shares of Common Stock of Blackhawk granted to Ms. Dietz on May 13, 2009 pursuant to the Blackhawk Plan. Such restricted stock award was 20% vested on the date of grant. The remaining 80% vests in annual installments of 20% on 5/13/2010, 5/13/2011, 5/13/2012 and 5/13/2013. The value of Blackhawk restricted stock was estimated to be $7.50 per Blackhawk share as described in footnote 10 above.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares of Common Stock acquired by each named executive officer during fiscal year 2009 upon the exercise of options and the number of shares of restricted stock held by each named executive officer that vested during fiscal year 2009. Value realized represents long-term gain over many years, and we do not consider it to be part of fiscal year 2009 compensation for the named executive officers who exercised options in 2009.

	OPTION AWARDS			STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Steven A. Burd	—	$—		100,000	$525,900	(3)
Robert L. Edwards	—	$—		33,400	$175,651	(3)
Diane M. Dietz	—	$—		33,400	$175,651	(4)
Bruce L. Everette	150,000	$446,535	(1)	33,400	$175,651	(3)
Larree M. Renda	150,000	$277,500	(2)	33,400	$175,651	(3)

(1)	This amount represents the difference between the closing market price of our Common Stock as reported in The Wall Street Journal on the option exercise date, and the option exercise price, multiplied by the number of shares of Common Stock covered by the exercised option. The closing market prices of our Common Stock on the option exercise dates ranged from $23.012 to $23.2418 per share. This option would have expired on December 12, 2009.
(2)	This amount represents the difference between the closing market price of our Common Stock as reported in The Wall Street Journal on the option exercise date, and the option exercise price, multiplied by the number of shares of Common Stock covered by the exercised option. The closing market price of our Common Stock on the option exercise date was $22.00 per share. This option would have expired on December 12, 2009.
(3)	This amount represents the difference between $5.26, the estimated value of each share of Blackhawk restricted stock on January 31, 2009 based on an independent valuation, and the award price, multiplied by the number of shares of Blackhawk Common Stock covered by the vested award. Blackhawk restricted stock vested 20% on January 31, 2009.
(4)	This amount represents the difference between $5.26, the estimated value of each share of Blackhawk restricted stock on May 13, 2009 based on an independent valuation, and the award price, multiplied by the number of shares of Blackhawk Common Stock covered by the vested award. Blackhawk restricted stock vested 20% on May 13, 2009.

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS

The following table quantifies the benefits expected to be paid to the named executive officers under our Employee Retirement Plan (the “ERP”), a qualified defined benefit pension plan, our Retirement Restoration Plan and our Retirement Restoration Plan II (collectively, the “RRP”), non-qualified and unfunded defined benefit pension plans, and an agreement for a supplemental retirement benefit for Mr. Burd (the “SERP”), a non-qualified and unfunded defined benefit pension plan. The Retirement Restoration Plan II became effective on January 1, 2005, in connection with the passage of Code Section 409A. The terms of the plans are described below the table.

The following actuarial assumptions were employed to derive the calculations shown on the table below: (1) pension economic assumptions consistent with pension financial reporting for the 2009 fiscal year were used for calculations at the end of 2009; (2) demographic assumptions are also consistent with pension financial reporting, with the exception of modified retirement and pre-retirement decrements as required by SEC guidance; (3) a discount rate of 6.25%; (4) a cash balance interest crediting and annuity conversion interest rate of 4.75%; and (5) an account balance interest crediting rate of 3.45%.

Additional actuarial assumptions used include the following: (1) account balance annuity conversion rate – product of account balance and a factor of 1.00% at ages over 55; (2) mortality table for lump sum conversion – 2009 IRS Applicable Mortality Table; (3) retirement table for post-retirement mortality – RP2000 projected to 2015; (4) no pre-retirement mortality, turnover or disability; (5) retirement age of 65 for cash balance only participants (Mr. Edwards), age 62 for participants in the ERP grandfather (Mr. Burd, Mr. Everette and Ms. Renda) and immediate retirement for Mr. Burd’s SERP.

Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Plan Name(1)		Number of Years Credited Service(2)	Present Value of Accumulated Benefit(3)
Steven A. Burd	ERP		16.2		$749,241
	RRP		16.2		$4,220,978
	SERP	(4)	N/A		$14,309,326

Robert L. Edwards	ERP		4.8		$56,264
	RRP	(5)	4.8		$196,358

Diane M. Dietz	ERP RRP	(5) (5)	0.4 0.4	$ $	4,647 1,072

Bruce L. Everette	ERP		33.1		$990,262
	RRP		33.1		$2,580,851

Larree M. Renda	ERP		26.4		$664,244
	RRP	(5)	26.4		$1,533,828

(1)

We provide our eligible executives with retirement benefits that are in addition to those provided to our employees generally. These retirement benefits are provided using a combination of a qualified defined benefit pension plan and non-qualified defined benefit pension plans. Mr. Burd is also covered by the SERP, an agreement for a supplemental retirement benefit. No other executive officer has a supplemental retirement benefit other than the RRP. Under the ERP, upon termination of employment for any reason (including in connection with a change in control), a participant may elect to receive his or her vested benefit via a lump sum payment or an annuity paid monthly. Under the RRP, upon termination of employment for any reason (including in connection with a change in control), a participant will receive his or her vested benefit via an annuity paid monthly. Under the ERP, in the event of termination of employment for any reason, a participant must have at least three years of service with us or must have reached age 55 to receive his or her accumulated benefits, and under the RRP, a participant must have reached age 55 to receive his or her accumulated benefits.

(2)	The number of years of credited service and the present value of accumulated benefits are calculated as of January 2, 2010, which is the measurement date used for reporting purposes in the 2009 10-K.
(3)	Account-based cash benefits were projected to the assumed retirement age using the appropriate interest rate. No future contributions were assumed. These projected accounts were converted to annuities at the assumed retirement age using the annuity conversion mortality and interest assumptions used in our financial disclosures (e.g., cash balance accounts are converted using the 2009 IRS Applicable Mortality Table and 4.75% interest). Employee contribution account balances were converted to annuities at current assumptions. Benefits payable at the assumed retirement age were converted to a present value at that date using the mortality and interest assumptions for annuity present values that were used in our financial disclosures (e.g., end of fiscal 2009 annuity was valued at assumed retirement age using RP2000 projected to 2015 mortality and 6.25% interest). The present value determined at the assumed retirement age was discounted back to the end of the 2009 fiscal year using the pension financial reporting discount rate.
(4)	Since benefits under this plan are not tenure-based, there are no creditable years of service related to this plan. Mr. Burd’s SERP benefit was valued by calculating the gross benefit payable at the assumed retirement age and offsetting ERP and RRP benefits that would be payable at the same age. The net SERP benefit was then valued as an immediately payable annuity using the assumptions described previously. Upon termination of employment for any reason other than for cause, Mr. Burd will receive his accumulated net SERP benefit as an annuity paid monthly (commencing within 90 days of the first day of the seventh month after such termination of employment if for any reason other than death). In the event of a termination of Mr. Burd’s employment for cause, Mr. Burd would not receive a payment under the SERP. Cause is defined in the SERP as: (i) an act of fraud, dishonesty, misappropriation, illegal conduct or gross misconduct that has a material impact on our assets or reputation; or (ii) a conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude and materially impacting the Company.
(5)	These amounts were not vested as of January 2, 2010. In the event the named executive officer’s employment had been terminated as of January 2, 2010, voluntarily, involuntarily with or without cause or as a result of a change in control, the named executive officer would have received $0 under this benefit.

Description of the Employee Retirement Plan and Retirement Restoration Plan

Retirement, or pension, benefits are provided to our executive officers under the ERP, a qualified defined benefit pension plan, and the RRP (collectively, the “Retirement Plans”). The RRP provides benefits to certain employees, including executive officers, that cannot be paid under the qualified ERP due to Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid under the ERP. The RRP also recognizes all compensation deferred under our deferred compensation plans for purposes of determining such benefits.

Effective July 1, 1999, the ERP was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999, equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant’s cash balance until retirement. Interest credits are based on the annual rate of return on 30-year treasury securities.

Under the ERP, the named executive officer becomes vested in his or her accrued benefits after three years of service or reaching age 55, whichever occurs first. If he or she has three years of service with us, vested benefits under the ERP are available following termination, regardless of age. Benefits under the RRP are available to participants who terminate employment at or after age 55, and benefit payments commence within 90 days of the first day of the seventh month after such termination of employment. The normal retirement benefit under the Retirement Plans is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the ERP) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continued to accrue through June 30, 2006.

For the purposes of the Retirement Plans, the compensation-based credits are determined as a percent of the annual compensation we pay to the executive officer, including any amounts deferred under our non-qualified deferred compensation plans (but only to the extent such deferrals do not exceed 200% of annual compensation when determined excluding deferrals), but excluding stock options and restricted stock and any special pay made solely in the discretion of the employer. The percentage applied to each year’s compensation increases with years of participation in the Retirement Plans (through December 31, 2008, from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation; and as of January 1, 2009, from 3% upon commencement of participation to a maximum of 6 1/2% after completing 25 years of participation). Compensation under the cash balance formula for the named executive officers generally corresponds with the aggregate of the earned salary, plus bonuses for each such person.

Under the ERP or Retirement Restoration Plan, the accumulated benefit of each of the named executive officers will be payable if the executive dies after becoming vested or if death occurs prior to vesting but while the executive is still an employee. Under the Retirement Restoration Plan II, accumulated benefits are payable only if death occurs after age 55 while still an employee. The executive officer’s beneficiary can receive the executive’s accumulated benefits in the form of a lump sum (ERP only), an annuity paid monthly or in installments (the required form of payment under the Retirement Restoration Plan II if the beneficiary is not the surviving spouse).

In addition, under the RRP, each of the named executive officers (as well as other executive officers of the Company) is entitled to payment of a special death benefit if any of such individuals dies while employed as an executive officer or after retiring as an executive officer, regardless of age. If any of the named executive officers dies while employed as an executive officer, then the executive officer’s beneficiary will receive an RRP death benefit in a single lump sum payment equal to four times the executive’s base salary at the time of death, up to a maximum of $4 million, less any amount otherwise payable by Company-provided life insurance. The life insurance beneficiaries of a named executive officer who retires after age 55 will be entitled to one of the following benefits at the time of the former executive officer’s death: (1) for death before age 70, the benefit is 100% of the former executive officer’s final average compensation at the time of death, with a maximum benefit of $1 million; or (2) for death after age 70, the benefit is 25% of the amount determined in (1) above. In December 2008, our Board amended the special death benefit to eliminate the post-retirement death benefit for any current employees below the level of Senior Vice President who are promoted to the position of Senior Vice President or higher on or after December 15, 2008 and for any new employees who join the Company on or after December 15, 2008.

Description of the SERP

In 2005, our Board approved the terms of an agreement for a supplemental retirement benefit for Mr. Burd. Under the terms of this agreement, Mr. Burd’s total retirement benefit is calculated as a percentage of his final average compensation (defined as the average of Mr. Burd’s base salary and bonus for the five consecutive years during his final ten years of service during which the total of his base salary and bonus is the highest). If Mr. Burd were to terminate employment with us at age 60 (his current age), he would be eligible to receive a retirement benefit equal to 55% of his final average compensation, and this percentage would increase by 1% for each full year of service thereafter, up to a maximum of 60% of his final average compensation. Any amount determined pursuant to this formula will be offset by Mr. Burd’s benefits under the Retirement Plans.

Upon termination of employment for any reason other than for cause, Mr. Burd will receive his accumulated net SERP benefit as an annuity paid monthly (commencing within 90 days of the first day of the seventh month after such termination of employment if for any reason other than death). In the event of a termination of Mr. Burd’s employment for cause, Mr. Burd would not receive a payment under the SERP.

No other executive officer has a supplemental retirement benefit other than the RRP.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the non-qualified deferred compensation benefits for each of the named executive officers for the fiscal year ended January 2, 2010. No Company contributions were made for the named executive officers during the fiscal year ended January 2, 2010. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Aggregate Earnings in Last FY		Aggregate Balance at Last FYE
Steven A. Burd	$—		$—
Robert L. Edwards	$—		$—
Diane M. Dietz	$—		$—
Bruce L. Everette	$—		$—
Larree M. Renda	$195,609	(1)	$915,230	(2)

(1)	This amount reflects the credited earnings for Ms. Renda that accrued under our Executive Deferred Compensation Plan and Executive Deferred Compensation Plan II.
(2)	This amount reflects the aggregate balance as of January 2, 2010 that has previously been reported as compensation for Ms. Renda in the Summary Compensation Table in prior years.

Description of the Executive Deferred Compensation Plans

We have two deferred compensation plans that are non-qualified defined benefit contribution plans: the Executive Deferred Compensation Plan and the Executive Deferred Compensation Plan II (collectively, the “Plan”), in which certain eligible officers, including executive officers, may participate. The Executive Deferred Compensation Plan was frozen as of December 31, 2004, and the Executive Deferred Compensation Plan II was adopted effective January 1, 2005, in connection with the passage of Section 409A of the Code. The Plan allows the officer to defer salary or bonus and to have these credited amounts mirror the investment performance of a selection of mutual funds. We do not credit matching contributions to the individual accounts of our executive officers under the Plan. We are responsible for making payments under the Plan on designated distribution dates.

Participants can defer up to 100% of base salary and up to 100% of bonus and a minimum of $5,000 for any plan year. The deferred amounts are credited to accounts established for the participants. Deferred amounts and credited earnings are held in a Rabbi Trust. Each participant is fully vested in the portions attributable to his or her own deferrals of salary and bonus.

At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or installments (provided the account balance is at least $50,000). Participants can schedule distributions to be paid while employed or upon retirement. If a participant terminates for reasons other than retirement (voluntary termination at age 55 or older) or disability, the participant’s account balance will be paid in a lump sum (commencing within 90 days of the first day of the seventh month after such termination of employment if for any reason other than death). The Executive Compensation Committee may permit an early distribution to a participant upon his or her demonstration of need due to an unforeseeable emergency.

The table below shows the funds available under the Plan and the funds’ annual rate of return for the calendar year ended December 31, 2009. The performance results reported below are net of investment management fees. Participants can change investment allocations monthly. Any earnings or losses on each participant’s account are credited (or debited) with earnings (or losses) at the end of each month.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds American Asset Allocation	22.94%	T. Rowe Price Blue Chip Growth	42.11%
American Funds American Bond	11.58%	T. Rowe Price Equity-Income	25.03%
Davis Fundamental Value	31.07%	T. Rowe Price Mid Value	4.76%*
Franklin Templeton International Value	35.01%	T. Rowe Price Small Company Value	26.99%
Jennison Capital Appreciation	41.53%	T. Rowe Price Science & Technology	63.55%
MFC Global Money Market	(0.35)%	UBS Large Cap	30.13%
MFC Global Smaller Company Growth	7.31%*	Wellington Mid Cap Stock	30.63%
MFC Global 500 Index – Class B	25.66%	Western Asset High Yield	53.67%
PIMCO Total Return	12.97%

*	A monthly rate of return is listed as of December 31, 2009 for the MFC Global Smaller Company Growth fund and the T. Rowe Price Mid Value fund. These funds were introduced to the Plan in 2009 and, therefore, annual rates of return are not available.

In the event of a change in control, the Board, in its discretion, may terminate the Plan during the period from 30 days prior to the change in control to 12 months following the change in control. If the Plan is terminated, all vested benefits must be distributed to the Plan participants within the 12-month period following termination of the Plan. We have the discretion to distribute such vested benefits in a lump sum payment or installments during that 12-month period.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

We generally have not entered into severance or change in control agreements with our executive officers providing for a cash payment in the event of a change in control or an executive’s termination of employment, whether such termination is voluntary, for cause or otherwise, and we do not currently have any such agreements in place with any of our executive officers.

No named executive officer currently has an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such executive officer may be terminated at any time at the discretion of our Board.

Under our Retirement Plans, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive any vested retirement benefits that have accumulated as of the date of termination. For a discussion of the benefits that would be payable and the manner of payment to our named executive officers under the Retirement Plans and Mr. Burd’s SERP assuming a termination of employment as of January 2, 2010, see the section titled “Pension Benefits” above. Under our Executive Deferred Compensation Plans, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive his or her account balance under such Plan as of the date of termination. For a discussion of the amounts payable and manner of payment to each of our named executive officers under our Executive Deferred Compensation Plans assuming a termination of employment as of January 2, 2010, see the section titled “Non-Qualified Deferred Compensation” above.

Acceleration of Options and Restricted Stock upon a Change in Control. In the event we undergo a change in control, the 1999 Equity Plan and the 2007 Equity Plan provide that unvested stock options and unvested restricted stock will accelerate and become vested. The Blackhawk restricted stock held by the named executive officers does not vest in the event of a change in control of the Company or Blackhawk. Below is a table that displays the 2009 fiscal year-end values of stock options and restricted stock that would vest upon a change in control.

Benefits Payable Upon Death. Under the ERP or Retirement Restoration Plan, the accumulated benefit of each of the named executive officers will be payable if the executive dies after becoming vested or if death occurs prior to vesting but while the executive is still an employee. Under the Retirement Restoration Plan II, accumulated benefits are payable only if death occurs after age 55 while still an employee. The executive officer’s beneficiary can receive the executive’s accumulated benefits in the form of a lump sum (ERP only), an annuity paid monthly or in installments (the required form of payment under the Retirement Restoration Plan II if the beneficiary is not the surviving spouse). In addition, under the RRP, each of the named executive officers (as well as other executives of the Company) is entitled to payment of a special death benefit if any of such individuals dies while employed as an executive officer or after retiring as an executive officer, regardless of age. Under the special death benefit, if any of the named executive officers dies while employed as an executive officer, the named executive officer’s beneficiary will receive a single lump sum payment equal to four times the executive’s base salary at the time of death up to a maximum of $4 million, less any amount otherwise payable by Company-provided life insurance. The life insurance beneficiaries of a named executive officer who retires after age 55 will be entitled to benefits at the time of the former executive officer’s death as follows: (1) for death before age 70, the benefit is 100% of the former executive officer’s final average compensation at the time of death, with a maximum benefit of $1 million; or (2) for death after age 70, the benefit is 25% of the amount determined in (1) above. In December 2008, our Board amended the special death benefit to eliminate the post-retirement death benefit for any current employees below the level of Senior Vice President who are promoted to the position of Senior Vice President or higher on or after December 15, 2008 and for any new employees who join the Company on or after December 15, 2008.

Set forth in the table below are (i) the fiscal year-end values of stock options and restricted stock that would vest upon a change in control and (ii) the amount that would have been payable to the beneficiaries of each of our named executive officers pursuant to the special death benefit under the RRP had such benefit been triggered as of January 2, 2010.

Name	Value of Unvested Restricted Stock(1)	Value of Unvested Options(1)(2)	RRP Lump Sum Death Payment
Steven A. Burd	$570,998	$3,664,552	$3,000,000
Robert L. Edwards	$140,514	$1,055,832	$1,553,220
Diane M. Dietz	$147,540	$887,950	$1,680,004
Bruce L. Everette	$140,514	$1,059,336	$1,553,880
Larree M. Renda	$147,540	$1,067,922	$1,681,856

(1)	Based on the fiscal year-end closing price of our Common Stock of $21.29 as of December 31, 2009.
(2)	Includes the value of in-the-money stock options only.

Operating Bonus Plan and Capital Bonus Plan. In the event an executive officer’s employment terminates on or after the last day of the fiscal year and before actual bonuses are paid, whether due to resignation, retirement, disability or otherwise, the Executive Compensation Committee retains the discretion to determine whether the executive is entitled to a bonus payout based on that fiscal year’s results under the Operating Bonus Plan and the Capital Bonus Plan. The estimated payout under these plans is described in the “Grants of Plan-Based Awards Table” earlier in this Proxy Statement.

Perquisites. No perquisites, described in footnote 7 to the Summary Compensation Table in this Proxy Statement, continue after termination of employment.

COMPENSATION RISK MANAGEMENT

In response to rules adopted by the SEC in December 2009, management assessed our compensation policies and practices to determine whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. The Executive Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, management and the Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	appropriate pay philosophy, peer group and other market comparability data and market positioning to align with and support business objectives;
•

effective balance in: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) corporate, business unit and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and Board discretion to manage pay appropriately;

•	equity grant guidelines, equity ownership guidelines and incentive plan recoupment policy; and
•	Executive Compensation Committee oversight of our compensation policies and practices.

DIRECTOR COMPENSATION

We believe that compensation for non-employee directors should be competitive and should encourage ownership of our Common Stock. Our compensation program for non-employee directors is intended to provide a competitive total compensation package designed in a manner consistent with conventional practices.

Compensation. During fiscal 2009, each non-employee director received an annual fee of $145,000 for service on the Board. Effective April 1, 2010, the annual fee was increased to $175,000. Each of the Lead Independent Director and the chair of the Audit Committee receives an additional annual fee of $25,000. Each other member of the Audit Committee receives an annual fee of $15,000. The chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee receive an annual fee of $15,000. Each other member of these committees receives an annual fee of $10,000. Each member of the Executive Committee, except Mr. Burd and, commencing March 9, 2010, Mr. Tausher, receives an annual fee of $15,000. All fees are payable quarterly.

Deferred Stock Units. Under the Deferred Compensation Plan for Safeway Non-Employee Directors II, as adopted in late 2006 and amended in 2007 (the “Directors Deferred Compensation Plan”), for years prior to 2008, 50% of the fees each director received were automatically deferred into stock units based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation. Starting with the 2008 plan year, $20,000 of the fees each director receives and 50% of the balance of such fees will automatically be deferred into stock units. Deferral of the recent increase in the annual fee will commence in 2011. These deferred amounts are payable only upon the director’s termination of service as a director. In addition, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the remainder of the director’s cash compensation. The director may elect to have such compensation credited to a cash credit account that accrues interest at the prime rate or a stock credit account. None of our non-employee directors has elected to have compensation credited to a cash credit account. Non-employee directors’ stock accounts are credited with additional stock units relating to the payment of dividends based on an equivalent number of shares of Common Stock that could have been purchased with the dividend payable on the number of shares to which the director’s stock units are then equivalent. All distributions of a director’s cash or stock credit account are made in cash.

Stock Ownership Requirements. Our Corporate Governance Guidelines provide that by the date that is the later of (i) five years from the date on which a non-employee director is elected to the Board or (ii) December 4, 2009, that director must achieve (and thereafter maintain) a level of Company stock ownership of not less than five times the amount of the annual retainer earned for service on the Board. The shares may be acquired by a director by purchasing shares of our Common Stock or by deferring his or her compensation under the terms of the Directors Deferred Compensation Plan.

The following table shows all cash and non-cash compensation provided in fiscal year 2009 to each of our non-employee directors. We do not award annual options or provide non-equity compensation or pension benefits to our non-employee directors. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Total (4)
Janet E. Grove	$—	$188,745	$—	$188,745
Mohan Gyani	$—	$198,110	$—	$198,110
Paul Hazen	$—	$241,788	$—	$241,788
Frank C. Herringer	$—	$165,782	$—	$165,782
Robert I. MacDonnell(5)	$—	$212,626	$—	$212,626
Douglas J. Mackenzie(6)	$—	$67,703	$—	$67,703
Kenneth W. Oder	$—	$192,171	$—	$192,171
Arun Sarin	$21,909	$29,433	$394,890	$446,232
Michael S. Shannon	$23,397	$30,901	$123,900	$178,198
Rebecca A. Stirn (5)	$20,000	$165,369	$—	$185,369
William Y. Tauscher	$75,000	$107,318	$—	$182,318
Raymond G. Viault(5)	$—	$188,459	$—	$188,459

(1)	Consists of the fees earned in cash through December 31, 2009.
(2)	Except for Mr. Mackenzie, represents the total fees earned in stock units pursuant to the Directors Deferred Compensation Plan through December 31, 2009, including dividends, based on the December 31, 2009 closing price of our Common Stock. For Mr. Mackenzie, represents the total fees earned in stock units pursuant to the Directors Deferred Compensation Plan through May 13, 2009 (the date of Mr. Mackenzie’s retirement from the Board), including dividends, based on the average closing price of our Common Stock during December 2008. Each director's stock credit account is credited, as of the last day of the calendar quarter, with a Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the average of the closing prices of our Common Stock on each business day during the last month of the calendar quarter with the amount of the compensation deferred during the quarter under the Directors Deferred Compensation Plan. This amount also includes the total dividends paid during the year. As of the date any dividend is paid to holders of Common Stock, the director’s stock credit account is credited with additional Common Stock equivalents equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the closing price of our Common Stock on such date with the dividend paid on the number of shares of Common Stock to which the director’s stock credit account is then equivalent. As of January 2, 2010, the following numbers of shares were owned by each of the directors in his or her stock credit account: Ms. Grove, 33,006 shares; Mr. Gyani, 30,108 shares; Mr. Hazen, 64,809 shares; Mr. Herringer, 12,526 shares; Mr. MacDonnell, 56,043 shares; Mr. Oder, 13,572 shares; Mr. Sarin, 1,382 shares; Mr. Shannon, 1,451 shares; Ms. Stirn, 25,863 shares; Mr. Tauscher, 23,575 shares; and Mr. Viault, 32,210 shares. These share amounts do not include the quarterly dividends that were paid on January 14, 2010. Mr. Mackenzie’s stock credit account was paid out in cash following the termination of his service as a director in accordance with the terms of the Directors Deferred Compensation Plan.
(3)

The amount shown does not reflect compensation actually received by the director. This amount consists of the aggregate grant date fair value of grants of options to purchase our stock and, for Mr. Sarin, of the grant of an option to purchase Blackhawk stock, in each case computed in accordance with FASB ASC Topic 718. Also see Note I to the Consolidated Financial Statements in the 2009 10-K for an explanation of the assumptions we made in the valuation of the Safeway stock option awards. Prior to February 2010, each new director received an initial grant of stock options to purchase 20,000 shares of our Common Stock. The following numbers of Safeway option awards were held by each of the directors and outstanding as of

January 2, 2010: Ms. Grove and Messrs. Gyani, Herringer, Oder, Sarin, Shannon and Viault, 20,000 options; Messrs. Hazen and MacDonnell and Ms. Stirn, 10,000 options; and Mr. Tauscher, 216,700 options. Option awards to purchase 100,000 shares of Blackhawk stock were held by each of the following directors and outstanding as of January 2, 2010: Mr. Gyani, Mr. Hazen, Mr. Sarin and Mr. Tauscher. In June 2000, we granted Mr. Tauscher an option to purchase 100,000 shares of Common Stock as compensation for services to us as a consultant regarding our equity investment in a new business venture. The option had an exercise price of $41.00 per share and vested ratably over five years. In May 2001, Mr. Tauscher received an automatic grant of an option to purchase 100,000 shares of Common Stock in accordance with our director compensation program then in effect. The option had an exercise price of $50.44 and vested ratably over three years.

(4)	The directors received no perquisites or other personal benefits in fiscal year 2009.
(5)	Mr. MacDonnell, Ms. Stirn and Mr. Viault have decided not to stand for reelection at the Annual Meeting.
(6)	Mr. Mackenzie did not stand for reelection at our 2009 Annual Meeting of Stockholders. Accordingly, Mr. Mackenzie’s service as a director terminated on May 13, 2009.

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

As of March 9, 2010, the Audit Committee was composed of seven independent directors and operated under a written charter adopted by the Board of Directors, a copy of which is available on our Web site, www.safeway.com/investor_relations. As of March 9, 2010, the members of the Audit Committee were: Mohan Gyani, Chair; Janet E. Grove; Robert I. MacDonnell; Kenneth W. Oder; Arun Sarin; Michael S. Shannon; and Rebecca A. Stirn. The Audit Committee selects our independent auditors, subject to stockholder ratification.

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to express an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors that firm’s independence. The Audit Committee also considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2009 10-K, for filing with the Securities and Exchange Commission.

Audit Committee5:

Mohan Gyani, Chair

Janet E. Grove

Robert I. MacDonnell

Kenneth W. Oder

Arun Sarin6

Michael S. Shannon7

Rebecca A. Stern

[5]	As the Audit Committee was constituted on March 9, 2010.
[6]	Mr. Sarin was appointed to the Audit Committee in December 2009.
[7]	Mr. Shannon was appointed to the Audit Committee in October 2009.

INDEPENDENT AUDITORS’ FEES AND SERVICES

The following table summarizes the aggregate fees billed to Safeway by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) for professional services rendered for fiscal years 2009 and 2008.

	2009	2008
Audit Fees(1)	$4,937,000	$4,576,000
Audit-Related Fees(2)	$542,000	$557,000
Tax Fees(3)	$1,731,000	$1,836,000
All Other Fees(4)	$13,000	$0

(1)	Audit Fees represent fees for professional services provided in connection with the audit of our consolidated annual financial statements and internal control over financial reporting and review of our quarterly financial statements, as well as audit services in connection with statutory or regulatory filings, consents and other SEC matters.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2009 and 2008, this category consisted primarily of services related to employee benefit plan audits.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $220,000 and $257,700 in 2009 and 2008, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $1,511,000 and $1,578,300 in 2009 and 2008, respectively.
(4)	All Other Fees consist of fees for products and services other than those reported above, which consisted of services related to technical training in 2009.

Pre-Approval Process and Policy

All (100%) of the services performed by the independent auditors in 2009 and 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in 2003. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. The policy also requires that, each year, a description of the services expected to be performed by the independent auditors for that fiscal year in each of the specified categories be presented to the Audit Committee for pre-approval. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any requests for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to each member of the Audit Committee. That member must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Periodically, the Audit Committee reviews the status of services and fees incurred year-to-date against the original pre-approved services and fee levels and the forecast of remaining services and fees for the fiscal year. Any proposed services exceeding the pre-approved fee levels will require separate pre-approval by the Audit Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 2, 2010 about equity awards under our stock option plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	40,956,277	$27.04	14,873,599
Equity compensation plans not approved by security holders	0	N/A	0

Total	40,956,277	$27.04	14,873,599

(1)	Reflects securities to be issued under the 1999 Equity Plan and the 2007 Equity Plan. Includes shares issuable under the 1999 Equity Plan pursuant to awards of stock options made under prior plans we maintained, which were consolidated into the 1999 Equity Plan upon approval by our stockholders.

PROPOSAL 2

APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION REGARDING RIGHT OF HOLDERS OF AT LEAST TWENTY-FIVE PERCENT OF SHARES TO CALL A SPECIAL MEETING OF STOCKHOLDERS

The Board of Directors is proposing, for approval by our stockholders, an amendment to our Restated Certificate of Incorporation (the “Proposed Amendment”). Our Restated Certificate of Incorporation (Article VIII) currently provides that special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board, the President or stockholders owning a majority in amount of the entire issued and outstanding capital stock of the Company. At the 2009 Annual Meeting of Stockholders, our stockholders approved, by a majority of the votes cast, a proposal asking our Board to take the steps necessary to amend our By-Laws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special stockholder meetings. The Nominating and Corporate Governance Committee of the Board of Directors and the full Board have carefully considered the implications of this proposal. Based on this review, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that the Restated Certificate of Incorporation should be amended to allow holders of 25% or more of the issued and outstanding capital stock of the Company to call a special meeting of stockholders. The Board has unanimously adopted a resolution approving such amendment, subject to stockholder approval, declaring its advisability and recommending approval of the amendment to our stockholders.

The Board believes that establishing an ownership threshold of 25% in order to request a special meeting strikes a reasonable balance between enhancing stockholder rights and protecting against the risk that a small minority of stockholders could trigger a special meeting (and the resulting financial and administrative expense of holding a special meeting). We will continue to maintain our existing governance mechanisms that afford management and the Board the ability to respond to proposals and concerns of all stockholders, regardless of the level of share ownership.

The Proposed Amendment is set forth in the Appendix to this proxy statement. If approved, the Proposed Amendment will become effective upon the filing of the Proposed Amendment with the Secretary of State of the

State of Delaware, which we would do promptly after the Annual Meeting. The Board of Directors has adopted a corresponding amendment to our By-Laws that would become effective upon stockholder approval of the Proposed Amendment.

Vote Required

To be approved, the Proposed Amendment requires an affirmative vote by the holders of a majority of our common stock outstanding and entitled to vote on the Proposed Amendment.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2010

The Audit Committee has selected, and the Board of Directors has ratified, the firm of Deloitte & Touche LLP, which has served as our independent auditors since 1987, to serve as our independent registered public accounting firm for fiscal year 2010. A representative of Deloitte & Touche is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select different independent auditors. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP. See “Report of the Audit Committee” earlier in this Proxy Statement for more information regarding our independent auditors.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL, and your proxy will be so voted unless you specify otherwise.

STOCKHOLDER PROPOSALS

Each stockholder proposal is included in this Proxy Statement exactly as submitted by the particular stockholder proponent. We have not corrected punctuation, grammar or spelling.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who is the owner of 800 shares of our Common Stock, has given notice that she intends to present the following resolution for action at the Annual Meeting:

RESOLVED:  “That the stockholders of Safeway, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS:  “Many states have mandatory cumulative voting, so do National Banks.” “In addition, many corporations have adopted cumulative voting.” “Last year the owners of 91,364,755 shares, representing approximately 26.4% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Safeway’s present system for election of directors, which is like that of most major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. This procedure ensures that each director is elected by stockholders representing a majority of all shares voted. Our Board of Directors believes this voting system is the most fair and the most likely to produce an effective board of directors that will represent the interests of all of our stockholders.

In contrast, cumulative voting could promote special interest representation on the Board and would permit stockholders representing less than a majority of all shares to elect a director. This proposal would potentially allow a small stockholder group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election rather than positions that are in the best interests of all stockholders. Furthermore, our Board believes cumulative voting may interfere with the continuing efforts of our Nominating and Corporate Governance Committee to develop and maintain a diverse Board of Directors comprised of individuals with the wide range of knowledge, experience and expertise necessary to best serve the Company. Most companies have eliminated cumulative voting, and most states that once mandated cumulative voting in corporate elections have repealed this requirement.

Our Board has taken a number of steps to achieve greater accountability to stockholders, and it does not believe cumulative voting enhances that accountability. Currently, all but two of our directors are independent. Our Board has a robust process to ensure the nomination and election of independent directors. Procedures adopted by the Nominating and Corporate Governance Committee include an examination of the candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in our Corporate Governance Guidelines and the Committee’s charter, in addition to the candidate’s independence as set forth in our Director Independence Standards and the NYSE listing standards. The Nominating and Corporate Governance Committee also considers candidates for director recommended by any stockholder who is, and has been for a period of at least six months, the beneficial owner of more than 1% of the outstanding shares of our Common Stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a Committee member. In addition, our Board has taken a number of other steps to increase accountability to stockholders. The following practices adopted by the Board demonstrate the Board’s commitment to sound corporate governance:

•	The annual election of all directors;
•	Amendment of our By-Laws to implement a majority voting standard for the election of directors;
•	Director nomination procedures and qualification criteria for director candidates;
•	Adoption of a policy to submit any stockholder rights plan to a stockholder vote;
•

Adoption of a By-Law providing that the amendment of any stockholder rights plan that has the effect of extending the term of the stockholder rights plan shall require the approval of three quarters of the independent members of the Board, and further providing that any stockholder rights plan adopted after the effective date of the By-Law will expire if not so amended no later than one year following the later of the date of its adoption and the date of its last such amendment, in each case where the plan or amendment was not approved or ratified by our stockholders; and
•	Adoption of a policy regarding stockholder communications with the Board, the Lead Independent Director, any Board committee or any individual director.

The proponent of this proposal has offered no evidence that cumulative voting would produce a more qualified or effective Board of Directors for the Company. Accordingly, the Board believes the present method of voting, which includes the majority vote standard, not only best promotes the election of directors who will represent the interests of our stockholders as a whole, but also ensures that individual stockholders have a meaningful voice in whether any particular director nominee is elected to the Board.

This proposal was rejected by our stockholders at each of the 11 annual meetings at which it has been presented.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 5

[As of the date this preliminary Proxy Statement was filed with the SEC, we were awaiting a response from the Staff of the SEC on our no action request letter for the exclusion from the Proxy Statement of the following stockholder proposal. We intend to exclude such stockholder proposal pending confirmation that the Staff of the SEC will not object to such exclusion.]

STOCKHOLDER PROPOSAL REGARDING PRINCIPLES ABOUT GLOBAL WARMING

We have been notified by the AFL-CIO Reserve Fund, 815 16th Street NW, Washington, DC 20006, which owns 415 shares of our Common Stock, that it intends to present the following resolution for consideration at the Annual Meeting:

RESOLVED: The Shareholders of Safeway Inc. (the “Company”) urge the Board of Directors (the “Board”) to adopt principles for national and international action to stop global warming, based upon the following six principles:

1.	Reduce emissions to levels guided by science to avoid dangerous global warming.

2.	Set short- and long-term emissions targets that are certain and enforceable, with periodic review of the climate science and adjustments to targets and policies as necessary to meet emissions reduction targets.

3.	Ensure that states and localities continue their pioneering efforts to address global warming.

4.	Establish a transparent and accountable market-based system that efficiently reduces carbon emissions.

5.	Use revenues from the carbon market to:

•	Keep consumers whole as our nation transitions to clean energy;
•	Invest in clean energy technologies and energy efficiency measures;
•	Assist states, localities and tribes in addressing and adapting to global warming impacts;
•	Assist workers, businesses and communities, including manufacturing states, in a just transition to a clean energy economy;

•	Support efforts to conserve wildlife and natural systems threatened by global warming; and
•

Work with the international community, including business, labor and faith leaders, to provide support to developing nations in responding and adapting to global warming. In addition to other benefits, these actions will help avoid the threats to international stability and national security posed by global warming.

6.	Ensure a level global playing field by providing incentives for emission reductions and effective deterrents so that countries contribute their fair share to the international effort to combat global warming.

Supporting Statement

The President of the United States, the Congress and heads of state of America’s global trading partners all agree that global warming is a clear and present danger and must be stopped.

The President has warned that, “the threat from climate change is serious, it is urgent, and it is growing. Our generation’s response to this challenge will be judged by history, for if we fail to meet it – boldly swiftly, and together – we risk consigning future generations to an irreversible catastrophe.” [Speech to G-20, 9/22/2009.]

Leading companies, including Alcoa, Apple, Caterpillar, Deere, Dow Chemical, Duke Energy, Entergy, Gap, General Electric Company, IBM, Johnson & Johnson, PepsiCo, Starbucks and Xerox have recognized the threat posed by global warming and are taking steps to stop it. Each company has adopted principles that recognize that the way forward must include national legislation and international treaties to effectively stop global warming.

Our Company and its shareholders would realize significant gains from the Board’s adoption of principles to stop global warming.

We urge you to vote FOR this proposal.

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Our Board believes the Company’s current policies and practices concerning the reduction of carbon emissions and the other actions we take relating to matters of environmental responsibility address the concerns raised by this stockholder proposal. As a result, our Board does not believe it is cost efficient or productive to spend valuable Company resources and time to adopt the principles set forth in this proposal.

Our statement of philosophy and vision since our founding in 1926 is to “provide value for our customers and give back to the communities we serve.” Operating under this philosophy and vision, we have implemented various energy efficiency initiatives to reduce our direct carbon footprint and to help our employees and customers reduce their carbon footprints, including:

•	Launched a comprehensive, long-term Greenhouse Gas and Sustainability Initiative
•	Became the first retailer to join the California Climate Action Registry, California’s only official greenhouse gas registry
•

Became the first and only retailer to join the Chicago Climate Exchange (CCX), the world’s first and North America’s only voluntary, legally binding greenhouse gas emissions reduction and trading program

•	Planning the installation of two fuel cells at our store in Santa Cruz, California
•	Opening 45 bio-diesel fuel stations in Washington, Oregon, Arizona and California
•	Developed an employee solar power system purchase program

Commitment to and Recognition for Environmental Responsibility

We share and actively support our stockholders’ interest in environmental concerns. We have demonstrated a consistent commitment to environmental responsibility. In August 2006, Safeway became the first and only retailer to join the Chicago Climate Exchange (CCX), making a voluntary but legally binding commitment to reduce greenhouse gas emissions by 6% over four years. This is equivalent to removing 860 million pounds of carbon dioxide from the atmosphere or planting 325,000 acres of trees. Last year, we also diverted more than 500,000 tons of recyclable materials from the waste stream, including corrugated cardboard, plastics, composting and food waste. In California, we typically recycle 85% of our stores’ solid waste, well above the current state-mandated goal of 50%.

In keeping with our commitment to leadership in energy efficiency, we have purchased or generated 94 million kilowatt-hours of renewable energy, enough to power all of our fuel stations, our Pleasanton headquarters and all of our San Francisco, California and Boulder, Colorado stores, making Safeway the seventh largest retail purchaser of renewable energy in the country. We have 18 completed solar stores in California, with four new sites under development, and we are looking for opportunities to expand the program to Hawaii, Arizona, Colorado and Oregon.

We have established a number of energy efficiency programs that include employee education to spread awareness of environmental issues and combat carbon emissions. We developed a sustainable new construction process using the portfolio program of the United States Green Building Council Leadership in Energy and Environmental Design (LEED) that will become a standard for new construction design for us and potentially other grocery retailers in the future. Last year, we opened our first store built to LEED “gold” certification standards in Santa Cruz, California. The store is designed to be powered by efficient, clean-burning fuel cells and solar power and does not use chlorofluorocarbons, hydrochlorofluorocarbons or Halon refrigerants in its HVAC refrigeration system. Our Energy Management System Monitoring and Set Point Verification effort is a continuous project to improve all stores’ energy operations. The goal is to achieve increased energy efficiency by replacing less efficient equipment, converting in-store lighting, upgrading refrigeration systems and retrofitting freezers, among other energy-saving efforts.

In addition to our external programs, we have developed numerous internal initiatives that encourage and assist our employees to reduce carbon emissions. We created an employee networking Green Team that educates employees on how they can be environmentally responsible at home and in their communities. We also implemented an employee education and awareness program around greenhouse gas reduction and sustainability supported by a “green” intranet page. We created the “Power to Save” energy conservation program, where monthly energy tips are delivered to all stores via internal televised media to educate employees on energy conservation behavior and store operations tips. Through an agreement with a renewable energy business, employees are able to purchase wind energy at a discount to offset their carbon emissions, turning their home and personal travels carbon neutral.

Our commitment to environmental responsibility is apparent throughout our business operations and includes our fleet of delivery trucks and our relationships with our delivery partners. We partnered with the Environmental Protection Agency’s SmartWay Transport program, which commits companies to maximize the fuel efficiency of trucking fleets. In connection with this partnership, we use EPA-transport approved devices such as low rolling resistance tires, air deflectors and extended life oil filters. Our truck fleet also uses Nitrogen in its tires rather than compressed air, which increases miles per gallon and extends the life of the tire. Our truck fleet exceeds the compliance thresholds of the California Air Resource Board, a department of the California EPA. We also announced recently that we will require all of our third party carriers to become EPA SmartWay Transport partners within approximately the next 12 to 15 months.

For years, we have been recognized for our social and environmental commitment and efforts, including the following awards over the period 2005 through 2009: IEA/CMTA/CICC Environmental Responsibility &

Sustainability Award, Breathe California Clean Air Award, San Francisco Bay Region Metropolitan Transportation Commission Award, presented for our Greenhouse Gas Reduction Initiative, San Francisco Business Times Green Business Awards, California Governor’s Environmental and Economic Leadership Award for Climate Change, California Flex Your Power Award for Energy Conservation, City of Pasadena Outstanding Recycler Award, Waste Reduction Award Program Awards, presented by the California Waste Management Board for Safeway’s efforts to recycle and reduce solid waste, City of San Diego Recycler of the Year Award, and EPA Green Power Purchaser of the Year Award, presented for our leadership in purchasing wind energy to power a range of different stores and fuel stations in the United States. In 2009, Safeway was added to the Dow Jones Sustainability North America Index, which tracks the financial performance of the leading sustainability-driven companies in North America.

A combination of the efforts of all of our measures shows that we are currently reducing our carbon footprint by well over 500,000 metric tons of CO2 per year. In 2007, we passed our first CCX audit by reducing our carbon footprint 10% compared to our legally binding threshold of 1.5%. In the years since, we have continued to exceed carbon reduction thresholds with our external environmental efforts, internal programs and fleet initiatives.

Implementing the Proposal Would be an Inefficient Use of Resources

Our Board does not believe it is cost efficient or productive to spend valuable resources and time adopting and implementing the principles set forth in this stockholder proposal. Our Board believes the Company’s ongoing environmental efforts encouraging internal and external action to reduce carbon emissions achieve the goal of the stockholder proposal. Furthermore, the proposal does not describe the principles in enough depth or with sufficient specificity to guide the Board’s action in implementing each principle. Our Board believes it would be difficult and costly for the Company to precisely identify the actions required to address each principle.

If interpreted literally, the adoption of the six principles, many of which are based on ascertaining scientific consensus, will require an expensive and complex technical analysis. We would have to hire outside experts to conduct numerous analyses of scientific research. Such an undertaking would require a large-scale national and international investigation into levels of greenhouse gases, the causes of increasing levels of greenhouse gases in the atmosphere and other aspects of climate science. In light of our established programs and efforts to reduce carbon emissions, this analysis to determine the true goal of these ambiguous principles would be inefficient and unnecessarily expensive.

Wherever we operate, we strive to be a good corporate citizen and promote social, economic and environmental practices to address current environmental issues. We will continue our commitments to the environment, the workplace, our employees, customers and the communities in which we operate and will strive to expand our social responsibility and environmental stewardship. Indeed, we publish annually a Corporate Social Responsibility Report, available at www.safeway.com/csr that details our numerous programs and initiatives on matters of environmental responsibility. Thus, our Board believes that adopting the global warming principles requested by the stockholder proposal is unnecessary and would constitute a misuse of Company funds and resources.

Our Board has carefully considered this stockholder proposal and believes that the Company’s ongoing environmental efforts already achieve the goals of the proposal and that our stockholders are best served by allowing management to continue to direct the Company under its established philosophy and vision of environmental responsibility.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 6

STOCKHOLDER PROPOSAL REGARDING DEATH BENEFITS

We have been notified by the AFSCME Employees Pension Plan, 1625 L Street, NW, Washington, DC 20036, which owns 3,131 shares of our Common Stock, that it intends to present the following resolution for consideration at the Annual Meeting:

RESOLVED, that stockholders of Safeway Corporation (“Safeway”) urge the board of directors’ compensation committee to adopt a policy that Safeway will not make or promise to make any “golden coffin” payments (as defined below) to its senior executives’ estates or beneficiaries. A golden coffin is defined as any (a) promised post-death payment of unearned future salary or bonus or (b) promised post-death payment of perquisites, in each case where the payment is not available to Safeway management employees generally. The policy should be implemented in a way that does not violate any existing contractual obligation of Safeway or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

As long-term Safeway stockholders, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, golden coffin payments—making payouts to senior executive’s beneficiaries based on salary and bonus that have not been earned by the executive prior to death and/or making post-death payments in lieu of perquisites—are not consistent with these principles. According to the 2009 proxy statement, Safeway provides a special death benefit to all named executive officers that results in a payment of four times salary, up to $4 million maximum, if the executive dies in office or after retirement. For Chairman and CEO Steven Burd, this lump sum death payment would be $3,000,000.

Because the payment of golden coffin benefits depends on the death of the executive—and not on company performance—golden coffins sever the pay/performance link. Companies often claim that pay packages that include death benefits are designed for executive retention. But death severs any retention rationale. This basic fact led compensation consultant Steven Hall to comment “if the executive is dead, you’re certainly not retaining them.” (Mark Maremont, “Companies Promise CEOs Lavish Posthumous Payouts,” Wall Street Journal (June 10, 2008))

We believe paying unearned amounts after death to executives is not fair or reasonable compensation. National Association of Corporate Directors CFO Peter Gleason has called golden coffin payouts a “bad idea” (Nicholas Rummel, “Making Peace Between Boards and Investors” Financial Week (June 16, 2008)), while compensation consultant Alan Johnson has called them “part of the ugly, seamy side of executive compensation.” (Andrew McIlvaine, “‘Golden Coffins’ Offer Big Payouts,” Human Resource Executive Online, (July 23, 2008)) This proposal does not seek to eliminate golden coffins or similar payments that are available broadly to Safeway’s management employees.

We urge shareholders to vote FOR this proposal.

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Our Board of Directors opposes this proposal because it believes that the benefits we have offered and currently offer upon the death of an executive to his or her survivors are reasonable within the overall structure of our compensation programs, are not excessive and are similar to the benefits offered by many other companies. Our Board of Directors believes that our Executive Compensation Committee must have the flexibility to exercise discretion and make decisions regarding executive compensation that are in the best interests of the Company and our stockholders.

We provide death benefits to all executives who are Senior Vice Presidents or higher under our non-qualified and unfunded defined benefit pension plans (known as the RRP). Approximately 40 of our current senior executives are eligible for the death benefit under the RRP. Pursuant to this benefit, if any of the eligible participants dies while employed as an executive (the pre-retirement death benefit), the executive’s beneficiary will receive a benefit equal to four times the executive’s base salary at the time of death, up to a maximum of $4 million, less any amount otherwise payable by Company-provided life insurance. As noted earlier in this Proxy Statement, we pay for life insurance for each corporate employee (including executives) in an amount equal to two times annual salary, up to a maximum of $1 million. As a result, for almost all of our executives, the maximum benefit payable under the death benefit, after taking into account Company-provided life insurance, will be two times the executive’s base salary at the time of death, and the true maximum RRP death benefit is $3 million.

Contrary to the statement made by the proponent in its supporting statement, the post-retirement death benefit under the RRP is not four times an eligible participant’s salary. The beneficiaries of an eligible participant who retires after age 55 will be entitled to benefits at the time of the participant’s death as follows: (1) for death before age 70, the benefit is 100% of the participant’s final average annual compensation at the time the participant retired from the Company, with a maximum benefit of $1 million; or (2) for death after age 70, the benefit is 25% of the amount determined in (1) above. The same formula applies to all participants in the RRP who are eligible for the death benefit, including the Company’s named executive officers.

In December 2008, our Board amended the death benefit under the RRP to eliminate the post-retirement death benefit for any individual below the level of Senior Vice President who is promoted to the position of Senior Vice President or higher on or after December 15, 2008 and for any new employee who joins the Company on or after December 15, 2008. Therefore, Company employees who become Senior Vice Presidents or higher after December 15, 2008 will be eligible for a death benefit only if the participant dies while employed by the Company. Historically, this has been a very rare occurrence. In fact, during a time period spanning more than 20 years, we have paid a death benefit to the beneficiaries of an employee who has died while employed only twice, with the aggregate payments to the two beneficiaries totaling less than $1,350,000, or around $65,000 on an annualized basis. Moreover, in 2008, we reduced the level of contributions to the Company-provided pension plan by 1/2. The savings achieved by the reduction in the pension plan benefit far exceed any savings that would be achieved by eliminating the pre-retirement death benefit for new executives.

The death benefits that we offer are not excessive, and many other companies afford comparable death benefit protection to their executives through similar benefit plans and the purchase of life insurance. Over a third of all companies provide a pre-retirement death benefit in addition to basic life insurance coverages, and almost 40% of retail companies provide such a benefit.

The proposal asks the Executive Compensation Committee to adopt a policy that would preclude it from offering the death benefits under the RRP (or similar death benefits) to new senior executives. However, to attract and retain a qualified and effective management team in the marketplace for executive talent, it is vital that we offer an overall compensation and benefit package that is competitive with those offered by companies with which we compete for this talent. Staying competitive in many cases requires us to adapt rapidly to fast-moving trends in the marketplace and to the circumstances of individual executive candidates. Prohibiting our Executive Compensation Committee from including benefits payable upon death in a senior executive’s overall compensation package could impair our ability to fill critical executive positions by impeding our ability to negotiate agreements or implement policies that address the competitive market, the needs of our Company and the nature of the particular situation. Our Board of Directors believes that our Executive Compensation Committee must have the flexibility to provide competitive compensation arrangements that offer benefits of all types, including those to be paid upon an executive’s death, which can be an important inducement to attract and retain executives who seek to provide economic security for their families in the event of their death. Our Board of Directors opposes this proposal because it believes that the requirements of the proposal would place us at a competitive disadvantage in attracting and retaining executive talent and that allowing our Executive

Compensation Committee the flexibility to structure competitive compensation arrangements that offer benefits of all types is in the best interests of the Company and our stockholders.

This proposal was rejected by our stockholders at the 2009 Annual Meeting.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 7

STOCKHOLDER PROPOSAL REGARDING METHODS OF POULTRY SLAUGHTER

We have been notified by People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, VA 23510, which owns 151 shares of our Common Stock, that it intends to present the following resolution for consideration at the Annual Meeting:

2010 Shareholder Resolution Regarding Poultry Slaughter

RESOLVED, that to advance the company’s financial interests and the welfare of chickens and turkeys killed for its stores, shareholders encourage the board to purchase 100 percent of Safeway’s turkey from suppliers that use animal welfare–friendly controlled-atmosphere killing (CAK), a less cruel slaughter method, by the end of 2010 and to require that the company’s chicken suppliers switch to CAK within five years.

Supporting Statement

All of Safeway’s chicken suppliers and some of the company’s turkey suppliers currently use electric immobilization, a slaughter method that is cruel and inefficient. Consider the following:

•	Electric immobilization involves shackling live birds, shocking them with electrified water in a “stun” bath, cutting their throats, and removing their feathers in tanks of scalding-hot water.
•

Birds often suffer broken bones, bruising, and hemorrhaging during the shackling process, which lowers product quality and yield. They also peck and scratch at each other, which increases carcass contamination.

•	Because the electric current in the “stun” bath is kept too low to effectively render birds unconscious, many have their throats cut while they are still able to feel pain.
•	Birds are often scalded to death in defeathering tanks. When this happens, they often defecate, further decreasing yield and increasing the likelihood of contamination.
•	Frenzied birds flap their wings, kick workers, and vomit and defecate on them, leading to increased worker injuries and illness and poor overall ergonomics.

Some of Safeway’s turkey suppliers use a form of gas stunning that results in poor animal welfare. With the correct mixture of gases, CAK is better for the birds’ welfare and more efficient. Consider the following benefits:

•	With animal welfare–friendly CAK, birds who are still in their transport crates are placed in chambers, where their oxygen is slowly replaced with nonpoisonous gasses, putting them “to sleep.”
•

Every published report on animal welfare–friendly CAK and numerous meat-industry scientific advisers—including Drs. Temple Grandin, Mohan Raj, and Ian Duncan—have concluded that it is superior to electric immobilization with regard to animal welfare.

•

Because there is no live shackling or live scalding, product quality and yield are greatly improved and contamination is drastically decreased. The manager of an animal welfare–friendly CAK turkey plant in Ohio told Poultry USA that since switching to animal welfare–friendly CAK, his company is “starting to quantify the improvements in yield and labor, [and] see the benefits in wings, wing meat, and breast meat.”
•

Because workers never handle live birds, ergonomics improve, injury and illness rates decrease, and the opportunities for workers to abuse live birds are eliminated. The turnover rate at a Nebraska poultry plant dropped by 75 percent after it installed an animal welfare–friendly CAK system.

We urge shareholders to support this socially and ethically responsible resolution.

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Safeway has a long-standing commitment to the humane treatment of animals. We have shown our commitment to animal welfare by adopting a proactive set of animal welfare policies and guidelines. Since 2001, we have maintained a professional association with a number of well-recognized experts in animal welfare. In 2007, we established a formal and fully functioning Animal Welfare Council composed of both Company and independent animal welfare members. In 2008, we announced we were actively looking for ways to increase the amount of poultry products from suppliers that use controlled atmosphere stunning (“CAS”), a method the proponent refers to as “CAK,” and would give buying preference to poultry manufacturers in North America who use or switch to animal welfare-friendly CAS. While some in the poultry supplier community are evaluating CAS, there is not nearly enough critical mass to meet our considerable turkey supply requirements. We are sourcing some turkey from suppliers using CAS, and we intend to increase that quantity going forward.

However, the majority of our suppliers believe further research should be conducted to evaluate CAS and its effects on food safety and product quality issues. Our first priority has always been the safety and quality of our products. We will remain in close contact with the vendor community on this issue and continue to express our CAS buying preference. We remain committed to the humane treatment of animals. However, we do not own, raise, transport or process livestock. We contract with suppliers who perform these functions, and we require that our suppliers adhere to the highest animal welfare standards. We believe that handling animals in a humane manner and preventing neglect or abuse is the right thing to do.

Our commitment, leadership and results with respect to animal welfare matters are well established and recognized within the industry. We work hard to be a good corporate citizen and are a strong advocate of good animal handling practices. Our policies are designed to help achieve humane treatment of animals. We have been, and will continue to be, committed to upholding and abiding by our established policies and principles. In addition, we continually monitor our suppliers for compliance with the policies we establish. As noted above, we and our suppliers are continuing to review and evaluate CAS as a new slaughtering technique; however, based on the quantity of CAS supply currently available (in both the turkey and the chicken markets), we are not in a position to convert our turkey sourcing 100% to CAS.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

GENERAL

Stockholder Proposals for 2011 Proxy Statement

Stockholder proposals for inclusion in the 2011 Proxy Statement must be received at our principal executive offices on or before December 2, 2010. In addition, all stockholder proposals for inclusion in the 2011 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934. Our By-Laws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Corporate Secretary in writing 90 to 120 days prior to the first anniversary of the date of the prior year’s annual meeting or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than 120 days prior to the actual meeting date and no later than 90 days prior to the actual meeting date (or, if later, the 10th day following public disclosure of the date of the annual meeting). Such notice must set forth certain information specified in our By-Laws.

Fiscal Year 2009 Annual Report

Our Annual Report to Stockholders for the fiscal year ended January 2, 2010 is being made available along with this Proxy Statement.

By Order of the Board of Directors,

Robert A. Gordon
Secretary

Dated: April 1, 2010

APPENDIX

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION OF

SAFEWAY INC.

SAFEWAY INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That, a resolution of the Board of Directors (the “Board”) of the Corporation setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders, was duly adopted by the Board at a meeting held on December 10, 2009. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article VIII of the Corporation’s Restated Certificate of Incorporation be amended in its entirety to read as follows, subject to the required consent of the stockholders of the Corporation:

ARTICLE VIII

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the President or stockholders owning at least Twenty-Five Percent (25%) in amount of the entire capital stock of the Corporation issued and outstanding, and entitled to vote.

SECOND: That, thereafter, at the annual meeting of the stockholders of the Corporation, the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That, such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SAFEWAY INC. has caused this Certificate of Amendment to be signed by Steven A. Burd, its President and Chief Executive Officer, and attested by Robert A. Gordon, its Senior Vice President, Secretary & General Counsel, this          day of             , 2010.

SAFEWAY INC.

By:
Steven A. Burd President and Chief Executive Officer

ATTEST:

By:
Robert A. Gordon Senior Vice President, Secretary & General Counsel

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE

TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 p.m., Pacific time, on May 18, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/swy • Follow the steps outlined on the secured Web site.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.
1. Nominees:		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Steven A. Burd	☐	☐	☐	02 - Janet E. Grove	☐	☐	☐	03 - Mohan Gyani	☐	☐	☐

	04 - Paul Hazen	☐	☐	☐	05 - Frank C. Herringer	☐	☐	☐	06 - Kenneth W. Oder	☐	☐	☐

	07 - Arun Sarin	☐	☐	☐	08 - Michael S. Shannon	☐	☐	☐	09 - William Y. Tauscher	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.			The Board of Directors recommends a vote AGAINST Proposals 4, 5, 6 and 7.
	For	Against	Abstain		For	Against	Abstain
2. Approval of amendment to restated certificate of incorporation regarding special stockholder meetings.	☐	☐	☐	4. Stockholder proposal requesting cumulative voting.	☐	☐	☐
3. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2010.	☐	☐	☐	5. Stockholder proposal regarding principles about global warming.	☐	☐	☐
				6. Stockholder proposal requesting limitation on future death benefits.	☐	☐	☐

				7. Stockholder proposal regarding methods of poultry slaughter.	☐	☐	☐
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	1 U P X	+
015F6D

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Safeway Inc.	+

For the Annual Meeting - May 19, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 1, 2010, appoints Steven A. Burd and Robert A. Gordon, and each or either of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Corporate Offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on Wednesday, May 19, 2010 at 1:30 p.m., Pacific time, or at any and all adjournments or postponements thereof, with all powers which the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM (1), “FOR” THE PROPOSALS DESCRIBED IN ITEMS (2) AND (3), AND “AGAINST” THE STOCKHOLDER PROPOSALS DESCRIBED IN ITEMS (4), (5), (6) AND (7), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT, AND, IN THE DISCRETION OF THE PROXIES, ON OTHER MATTERS THAT MAY PROPERLY BE PRESENTED AT THE MEETING. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

Safeway stockholders as of the close of business on March 22, 2010 are entitled to attend the Annual Meeting. See “Annual Meeting Admission” on page 3 of the Proxy Statement for details on admission procedures.

D	Non-Voting Items

Change of Address — Please print new address below.	Annual Report/Proxy Statement		Meeting Attendance
	Mark the box to the right if you would like to receive future delivery of proxy materials electronically.	☐	Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.	+